U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(Name of Small Business Issuer in its charter)
NEVADA	8741	88-0350156
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3803 Mission Blvd. Suite 290, San Diego, California 92109

(858) 488-7775

(Address and telephone number of principal executive offices)

3803 Mission Blvd. Suite 290, San Diego, California 92109

(Address of principal place of business or intended principal place of business)

Rite, Inc.

1905 South Eastern Avenue

Las Vegas, NV 89104

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: The proposed date of sale will be as soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. N/A

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. N/A

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. N/A

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. N/A

Calculation of Registration Fee
Title of each Class of Securities To be Registered	Shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common	30,392,095	$0.07(1)	$2,127,446.72	$269.55

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on an average of the high and low prices as reported on the Over-The-Counter Bulletin Board as of April 20, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

SELLING STOCKHOLDERS PROSPECTUS

Securities Being Offered	Up to 30,392,095 shares of common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders.
Minimum Number of Shares To Be Sold in This Offering	None
Securities Issued And to be Issued	All of the common stock to be sold under this prospectus will be sold by existing shareholders.

The information in this prospectus is not complete and may be changed. International Sports and Media Group, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

International Sports and Media Group, Inc. trades its stock on the Over-The-Counter Bulletin Board. Its symbol is ISME. As of June 1, 2004, the Companys stock traded at $0.05 per share.

This offering involves a high degree of risk; see RISK FACTORS, beginning on page 5, to read about factors you should consider before buying shares of the common stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS
Item In Form SB-2 Prospectus Caption	Page No.
Front Of Registration Statement And Outside Front Cover Page Of Prospectus	1
Inside Front And Outside Back Cover Pages Of Prospectus	2
Summary Information And Risk Factors	3
Risks Related To International Sports And Media Group, Inc. ("ISME")	4
*The Company Is In Default ON Its Current Debt Obligations	4
*The Company May Not Have Sufficient Funds To Pay The Dividends Guaranteed To Holders Of The Series B Preferred Shares	4
*Our Failure To Attract And Retain Highly Qualified Personnel To Operate And Manage Our Business Could Adversely Affect Our Business	4
*Our Failure To Obtain Additional Financing When Needed Would Adversely Affect Our Business	4
*There Is Substantial Doubt About Our Ability To Continue As A Going Concern Due To Recurring Losses And Working Capital Shortages, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding	5
*Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly	5
*Our Common Stock Is Subject To Penny Stock Rules	5
*We Expect Our Quarterly Results To Fluctuate. If We Fail To Meet Revenue And Earnings Estimates, Our Stock Price Could Continue to Decline	5
*Our Operating Results Are Subject To Seasonal Fluctuations That May Impact Our Revenue	6
*Our Non-U.S. Operations Will Be Subject To Risks That Could Negatively Impact Our Future Operating Results	6
*The Success Of Our Non-U.S. Operations Is Dependent On The Ability Of Our Management Team To Work Together With The Management Teams Of Our Business Partners.	6
*Our Ability To Successfully Expand Our Concept Will Depend On Our Ability To Establish And Maintain "Brand Equity" Through The Use Of Our Trademarks, Service Marks, Trade Dress And Other Proprietary Intellectual Property, Including Our Name And Logo.	6
*We Have A History Of Operating Losses, And We May Not Be Able To Achieve Or Maintain Profitability	7
*Demand For Our Products And Services May Be Especially Susceptible To Adverse Economic Conditions	7
*Our Business Is Subject To Currency Fluctuations That Could Adversely Affect Our Operating Results	7
*Our Business Will Not Operate Efficiently If We Are Unable To Manage Our Growth Effectively	7
*We May Not Be Successful In Our Efforts To Identify, Complete Or Integrate Acquisitions	7
*Our Ability To Offer Our Products And Services May Be Affected By Natural Disasters, Strikes And Other Unpredictable Events	7
*Our Common Stock May Become Oversubscribed and We Will Require Approval of Our Shareholders In Order To Authorize Additional Shares of Stock to Cover the Conversion of the Series B Shares	8
Use Of Proceeds	8
Determination Of Offering Price	8
Selling Security Holders	8
Dividend Policy	13
Plan Of Distribution	13
Legal Proceedings	14
Directors, Executive Officers, Promoters And Control Persons	14
Security Ownership Of Certain Beneficial Owners And Management	15
Description Of Securities	16
Interest Of Named Experts And Counsel	17
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities	18
Organization Within Las Five Years	18
Description Of Business	18
Managements Discussion And Analysis Or Plan Of Operation	26
Certain Relationships And Related Transactions	31
Market For Common Equity And Related Stockholder Matters	32
Executive Compensation	33
Financial Statements	34
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	66
Indemnification Of Directors And Officers	66
Other Expenses Of Issuance And Distribution	66
Recent Sales Of Unregistered Securities	67
Exhibits	67
Undertakings	69
Signatures	69

Until ____________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY INFORMATION AND RISK FACTORS

Prospectus Summary. The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

The selling shareholders named in this prospectus are offering all of International Sports and Media Group, Incs ("ISME" or the "Company") shares of common stock offered through this prospectus. Shares offered through this prospectus represent 39.9% of the issued and outstanding stock, as of June 1, 2004.

<r>ISMEs common stock is presently traded on the Over-The-Counter Bulletin Board under symbol ISME. 76,208,897shares of common stock are issued and outstanding as of June 1, 2004. SEE RISK FACTORS.</r>

SUMMARY

International Sports and Media Group, Inc., which was founded in 1997 as San Diego Soccer Development Corp, is a marketing communications firm focused on assisting companies increase their brand awareness using its expertise in the sports and media sector with services including marketing, corporate communications, hospitality, public relations, financial advisory and sponsorship. International Sports and Media Group intends to provide most of it services through its wholly-owned subsidiaries, Pan American Relations, Inc. ("PAR"), International Football Finance Group ("IFFG") and Global Hospitality Group ("GHG"). Based upon our current financial condition, there is substantial doubt as to our ability to continue as a going concern. We are currently in default on our current debt obligation.

Our executive offices are located at 3803 Mission Blvd. Suite 290, San Diego, California 29109, and our telephone and facsimile numbers, respectively, are (858) 788-7775 and (858) 488-7717.

The Company incurred a loss in the amount of $1,018,467 on revenues of $14,308. for its most recent year ended December 31, 2003. The Company incurred a loss in the amount of $300,725 on revenues of $14,825 for its most recent quarter ended March 31, 2004. ISME had cash in the amount of $3,853 as of December 31, 2003, and cash in the amount of $35 as of March 31, 2004.. ISMEs business plan calls for spending of approximately $526,200 over the next twelve-month period. Accordingly, ISME does not have sufficient cash to proceed with our business plan at this time and will not be able to proceed with our business plan without additional financing. Since March 31, 2004, ISME has sold additional stock and raised an additional $26,000. Given the current expenditure of funds, without additional financing, ISME will run out of cash in approximately 180 days.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our financial information and is qualified in its entirety by our audited consolidated financial statements included elsewhere in this Prospectus.
	As of
	March 31, 2004	Dec. 31, 2003
	----------------------------------	-----------------------
Consolidated Balance Sheet Data

Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	116,059	127,463

Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .	75,632	73,549

Paid-in Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7,699,694	7,545,805

Retained Earnings
(Accumulated Deficit) . . . . . . . . . . . . . . . . . . . . . .	(9,974,215)	(9,673,490)

Total
Shareholders equity . . . . . . . . . . . . . . . . . . . . . . . .	(2,196,129)	(2,051,413)

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about those risks, together with the other information contained in this prospectus and any other filings we make with the United States Securities and Exchange Commission before you decide whether to buy our shares. Should any one or more of these risks actually materialize the results of our operations and our financial condition would likely suffer. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

The Penny Stock Reform Act Securities Exchange Act 3a51A defines a penny stock as an equity security that is not registered on a national stock exchange or authorized for quotation on NASDAQ, and that sells for under $5.00 per share. International Sports and Media Groups stock will be considered a penny stock under said Act. Since International Sports and Media Groups stock will be considered a penny stock, a broker-dealer is required to provide a risk disclosure statement to a customer prior to recommending the sale of its stock. This could severely limit the ability to create a market for shares of International Sports and Media Groups stock.

Risk Factors Related to International Sports and Media Group, Inc.

The Company Is In Default On Its Current Debt Obligations..

The Company is currently in default on its debt obligations and will not be able to cure the default without a substantial change in its financial condition. If the Company fails to cure the default, the Companys business may fail.

The Company May Not have Sufficient Funds to Pay the Dividends Guaranteed to Holders of the Series B Preferred Shares.

The Company currently has sold 1,000,000 Series B Preferred Shares for $1.00 per share. Each Series B Preferred Share carries a 6% dividend rate payable on the anniversary of issuance. The first Series B Shares were issued on December 19, 2003. There is no guarantee that the Company will be able to pay the dividends guaranteed to the holders of the Series B Shares. If it fails to pay those dividends, it will be in default, and the Companys business may fail.

Our Failure To Attract And Retain Highly Qualified Personnel To Operate And Manage Our Business Could Adversely Affect Our Business.

Our success depends upon our ability to attract and retain highly motivated, well-qualified management personnel, as well as a sufficient number of qualified employees and consultants. Qualified individuals needed to fill these positions are in short supply in certain areas, and our inability to recruit and retain such individuals may delay the implementation of our business plan, which could have a material adverse effect on our business or results of operations. We face significant competition in the recruitment of qualified employees. In addition, we are heavily dependent upon the services of our officers and key management involved in operations, marketing, finance, purchasing, expansion, human resources and administration. The loss of any of these individuals could have a material adverse effect on our business and results of operations.

Our Failure To Obtain Additional Financing When Needed Would Adversely Affect Our Business.

Our operations have relied almost entirely on external financing to fund our operations. Such financing has historically come from a combination of borrowings from and sale of common stock and convertible debentures to third parties. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

There is Substantial Doubt About Our Ability to Continue as a Going Concern Due to Recurring Losses and Working Capital Shortages, Which Means that We May Not Be Able to Continue Operations Unless We Obtain Additional Funding

The report of our independent accountants on our December 31, 2003 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Common Stock May Be Affected By Limited Trading Volume and May Fluctuate Significantly

Prior to this Offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders ability to sell the Common Shares received after conversion in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Our Common Stock Is Subject To Penny Stock Rules

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchasers written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock.

Additionally, our common stock is subject to the Securities and Exchange Commission regulations for "penny stock." Penny stock includes any non-NASDAQ equity security that has a market price of less than US $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock; a disclosure schedule set forth by the Securities and Exchange Commission relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

We Expect Our Quarterly Results To Fluctuate. If We Fail To Meet Revenue and Earnings Estimates, Our Stock Price Could Continue to Decline

We have in the past experienced fluctuations in our quarterly operating results and anticipate that these fluctuations will continue and could intensify in the future due to a variety of factors, including:

. Fluctuations in demand for our services, including gain or loss of specific clients or agreements;

. Timing and duration of the professional and amateur soccer seasons;

. Timing of expansion into new markets;

. Funding requirements and availability of funds; and

. Other factors discussed in these Risk Factors.

You should consider these factors when evaluating past periods, and, due to the potential for material variations in the effects of these factors, you should not rely upon results of past periods as an indication of our future performance. In addition, the long-term viability of our business could be negatively impacted if the significance of any of these factors were to increase substantially. Because our operating results may vary significantly from quarter to quarter as a result of the factors described above, results may not meet the expectations of securities analysts and investors, and this may cause our stock price to decline.

Our Operating Results Are Subject To Seasonal Fluctuations That May Impact Our Revenue

Our operating results have historically been subject to seasonal fluctuations, primarily due to the timing and duration of the professional soccer season. This seasonality is due in part to our clients annual budget and purchasing cycles and weather. We expect that these seasonal trends will continue to impact our revenue.

Our Non-U.S. Operations Will Be Subject To Risks That Could Negatively Impact Our Future Operating Results

We expect a significant portion of our revenues to be derived from our international business interests, including Golo Lotto, and we anticipate a continued expansion into international markets as additional opportunities are presented. These operations are subject to inherent risks, including political and economic conditions in various jurisdictions that affect staffing and managing foreign operations, changes in governmental regulation, longer account receivable payment cycles and potential adverse tax consequences. Any of these factors could have a material adverse effect on our operations outside of the U.S., which could negatively impact our financial performance

The Success of Our Non-U.S. And U.S. Operations Is Dependent On the Ability of Our Management Team to Work Together With the Management Teams of Our Business Partners

The success of our operations in Latin America is dependent on our continued good relationship with our business partner, LAFC. We have only been working with the management team at LAFC for over six months,. The potential problems that we have identified to date include problems associated with errors in the translation of documents, language barriers between management of the different operations and differences in management philosophies between and among different countries and cultures.

Our Ability To Successfully Expand Our Concept Will Depend On Our Ability To Establish And Maintain "Brand Equity" Through The Use Of Our Trademarks, Service Marks, Trade Dress And Other Proprietary Intellectual Property, Including Our Name And Logo.

Some or all of the rights in our intellectual property may not be enforceable, even if registered, against any prior users of similar intellectual property or our competitors who seek to utilize similar intellectual property in areas where we operate or intend to conduct operations. If we fail to enforce any of our intellectual property rights, we may be unable to capitalize on our efforts to establish brand equity. It is also possible that we will encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations. Claims from prior users could limit our operations and possibly cause us to pay damages or licensing fees to a prior user or registrant of similar intellectual property.

We Have a History of Operating Losses, and We May Not Be Able To Achieve or Maintain Profitability

Since we began operations, we have incurred losses in every fiscal period. Our accumulated deficit through December 31, 2003, was $9,673,490. For the year ended December 31, 2003, we incurred net losses of $1,018,467. If we do not become profitable within the timeframe expected by investors, the market price of our common stock may be adversely affected. We cannot assure you that we will generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

Demand For Our Products and Services May Be Especially Susceptible To Adverse Economic Conditions

Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our target clients or by a general weakening of the economy because many of our products and services are ordinarily purchased with discretionary income from customers and because our ability to offer our clients financing services is dependent on market conditions. If our IFFG customers experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego expenditures for some or all of the services we offer.

Our Business Is Subject To Currency Fluctuations That Could Adversely Affect Our Operating Results

Due to our international operations, our operating results are subject to fluctuations in the exchange rates between the U.S. dollar and the currencies in which we collect revenue or pay expenses. In particular, the value of the U.S. dollar against the Mexican Peso and related currencies impacts our operating results. Our expenses are not necessarily incurred in the currency in which revenue is generated, and, as a result, we are required from time to time to convert currencies to meet our obligations. These currency conversions are subject to exchange rate fluctuations, and changes to the value of the Mexican Peso and related currencies relative to other currencies could adversely affect our results of operations.

Our Business Will Not Operate Efficiently If We Are Unable To Manage Our Growth Effectively

Our failure to properly manage our recent and future growth could have a material adverse effect on the quality of our products and services and the efficiency of our operations. To manage the expected growth of our operations, we will be required to improve existing and implement new operational, financial and management controls, reporting systems and procedures.

We May Not Be Successful In Our Efforts to Identify, Complete or Integrate Acquisitions

Our failure to manage risks associated with acquisitions could harm our business. We have in the past not been able to integrate acquired businesses into our company as quickly as we initially planned. In the future, we may not be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems.

Our Ability to Offer Our Products and Services May Be Affected By Natural Disasters, Strikes and Other Unpredictable Events

Natural disasters, external labor disruptions and other adverse events may affect our ability to conduct our business, resulting in loss of revenue. These natural disasters may disrupt the printing and transportation of printed documents used by us in direct mail campaigns for our customers. Furthermore, postal strikes may occur which would prevent delivery of these materials. Transportation or work strikes may occur in the countries where we operate, adversely affecting our ability to deliver our printed catalogs. Such strikes would also likely have an adverse impact on our results of operations if employees of the Company or one of its joint ventures were involved in such strikes.

Our Common Stock May Become Oversubscribed and We Will Require Approval of Our Shareholders In Order To Authorize Additional Shares of Stock to Cover the Conversion of the Series B Shares

We currently have 76,208,897 shares of our common stock outstanding. However, we also have derivative debt instruments outstanding which are convertible into an aggregate of 6,607,371 shares of common stock. Our Articles of Incorporation currently authorize the issuance of only 150,000,000 shares of common stock. As a result, if we issued more shares of common stock, we could soon have an insufficient number of shares of common stock to cover conversion of our derivative instruments, including the Series B Shares. As a result, until we can amend our Articles of Incorporation, any shares issued upon conversion of outstanding derivative securities which would result in an outstanding number of shares of common stock in excess of 150,000,000 would not be validly issued and nonassessable.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "risk factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

USE OF PROCEEDS

ISME will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

ISME will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. See Plan of Distribution below.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 30,392,095 shares of common stock offered through this prospectus. The shares include the following:

1. 1,000,000 shares of the Companys common stock that the selling shareholders acquired from ISME in an offering that was relied upon as being exempt from registration under Regulation D and Section 4(6) of the Securities Act of 1933;

2. 29,392,095 shares of the Companys common stock that the selling shareholders acquired from ISME upon converting debt owed to them by the Company into shares.

The following table provides as of June 1, 2004, information regarding the beneficial ownership of the common stock held by each of the selling shareholders, including:

1. the number of shares owned by each prior to this offering;

2. the total number of shares that are to be offered for each;

3. the total number of shares that will be owned by each upon completion of the offering;

4. the percentage owned by each; and

5. the identity of the beneficial holder of any entity that owns the shares.
Selling Shareholder	Address	City	State & Zip	Shares Owned Prior To This Offering	Shares Offered Under This Offering	Total Shares Owned Assuming Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Agner, Margaret	13061 S.W. Cinder Drive	Terrebonne	Or 97760	100,000	100,000	0	0
Agner, Elton M. & Margaret, Jtwros	13061 S.W. Cinder Drive	Terrebonne	Or 97760	100,000	100,000	0	0
Agner, Elton M. & Margaret, Jtwros	13061 S.W. Cinder Drive	Terrebonne	Or 97760	100,000	100,000	0	0
Aguigui, Robert		Kapolei	Hi 96707	20,000	20,000	0	0
Aguigui, Robert				20,000	20,000	0	0
Allen, Dexter & Evelyne	31428 Marne Drive	Rancho Palos Verdes	Ca 90275	588,235	588,235	0	0
Allen, Dexter & Evelyne, Co-Ttees	31428 Marne Drive	Rancho Palos Verdes	Ca 90275	1,000,000	1,000,000	0	0
Allen, Dexter & Evelyne, Co-Ttees	31428 Marne Drive	Rancho Palos Verdes	Ca 90275	1,000,000	1,000,000	0	0
Allen, Jr., Percy Dexter	31428 Marne Drive	Rancho Palos Verdes	Ca 90275	500,000	500,000	0	0
Annadale Boys & Girls Club, Inc.	7236 Columbia Pike	Annadale	Va 22003	200,000	200,000	0	0
Baird, Rex	98 Spitbrook Road #41	Nashua	NH 03062	40,000	40,000	0	0
Barbieri, Gilbert	40 Country Club Ln	Las Vegas	NV 89109	40,000	40,000	0	0
Barhodaee, Paul, FBO Andre Barhodaee	10907 Caminito Alto	San Diego	Ca 92131	8,000	8,000	0	0
Barnes, Laurie	25690 Rolling Hills Drive	Menifee	Ca 92584	100,000	100,000	0	0
Benson, Dale R.	1654 Edgecliffe Drive	Los Angeles	Ca 90026	20,000	20,000	0	0
Bianchi, Kellie	9419 N. 35th Place	Phoenix	Az 85028	2,500,000	2,500,000	0	0
Bloomquist, Jeffrey	3166 River Rd.	Salem	Or 97302	664,889	664,889	0	0
Brosky, John	77783 Woodhaven	Palm Desert	Ca 92211	389,583	389,583	0	0
Brosky, John				333,333	333,333	0	0
Brosky, John	12 Cricklewood Drive	Leicester	Ma 01524	166,666	166,666	0	0
Brosky Trust, The	77783 Woodhaven	Palm Desert	Ca 92211	50,000	50,000	0	0
Brosky Trust, The	77783 Woodhaven	Palm Desert	Ca 9221	50,000	50,000	0	0
Buchta, Dale & Jessie, Jt	160 N. State St	Osceola	Ne 68651	100,000	100,000	0	0
Buchta, Dale & Jessie, Jt	160 N. State St	Osceola	Ne 68651	65,639	65,639	0	0
Button, Ramona	P.O. Box 164	Sacaton	Az 85247	2,500,000	2,500,000	0	0
Button, Terry F.				1,000,000	1,000,000	0	0
Butts, Walter J. & Jennie M.	P.O. Box 461531	Escondido	Ca 92046-1531	25,339	25,339	0	0
Cerna, Orville	#6 Tanglewood Trail	Pecos	Tx 79772	100,000	100,000	0	0
Christmas, Michael	9683 Pacific Heights Ste#A	San Diego	Ca 92121	60,000	60,000	0	0
Christmas, Michael	9683 Pacific Heights Ste#A	San Diego	Ca 92121	60,000	60,000	0	0
Christmas, Michael				50,000	50,000	0	0
Cibulka, William	227 Canterbury Rd	Rochester	Ny 14607	100,000	100,000	0	0
Cibulka, William	227 Canterbury Rd	Rochester	Ny 14607	150,000	150,000	0	0
Collins, Gary & Judy	6563 N. Augusta	Fresno	Ca 83710	10,000	10,000	0	0
Comminos, Robert	1804 Dalton Drive	Henderson	Nv 89014	40,000	40,000	0	0
Comminos, Robert	1804 Dalton Drive	Henderson	Nv 89014	40,000	40,000	0	0
Comminos, Robert M.	1804 Dayton Drive	Henderson	Nv 89014	888,889	888,889	0	0
Cooper, G. Dennis	3988 Fisher Rd.	Salem	Or 97302	664,889	664,889	0	0
Cross, Merlin	3800-52nd Ave	Brooklyn	Mn 55429	50,000	50,000	0	0
Cross, Merlin	3800-52nd Ave	Brooklyn	Mn55429	20,000	20,000	0	0
Dunnigen, Brendon	1621 Venice Blvd. #201	Venice	Ca 90291	50,000	50,000	0	0
Elgas, Donald	4730 Auburn Rd.	Salem	Or 97301	50,000	50,000	0	0
Ellington, Doyle	11611 Hwy 112	Irwinton	Ga 31042	500,000	500,000	0	0
Ellington, Doyle	11611 Hwy 112	Irwinton	Ga 31042	500,000	500,000	0	0
Ellington, Doyle	11611 Hwy 112	Irwinton	Ga 31042	200,000	200,000	0	0
Friedman, Mordechai	13 Eahal Ct #101	Monroe	Ny	120,000	120,000	0	0
Friedman, Mordechai	13 Eahal Ct #101	Monroe	Ny	80,000	80,000	0	0
Gini, Tom	4806 So. Nellis	Las Vegas	Nv 89121	20,000	20,000	0	0
Groebe, John D.	14919 Riggs St.	Overland Park	Ks 66223	100,000	100,000	0	0
Hamilton, Michael	14919 Riggs St.	Overland Park	Ks 66223	133,333	133,333	0	0
Hawks, Wilbur T.	7109 Staples Mill Rd. #212	Richmond	Va 23228	200,000	200,000	0	0
Hawks, Wilbur T.	7109 Staples Mill Rd. #212	Richmond	Va 23228	200,000	200,000	0	0
Ho, Sonny			Nv	100,000	100,000	0	0
Hoolihan, Richard J	1030 Jimmy Ctr	Las Vegas	Nv 89123	50,000	50,000	0	0
Hoolihan, Richard J	1030 Jimmy Ctr	Las Vegas	Nv 89123	100,000	100,000	0	0
Hoolihan, Jon P.	2217 Lucerne Circle	Henderson	Nv 89014	50,000	50,000	0	0
Jimenez, Gilbert	16505 Oak View Circle	Morgan Hill	Ca 95037	12,500	12,500	0	0
Julian, Brandon	3078 Brook Hollow Rd	Fallbrook	Ca 92028	122,994	122,994	0	0
Kelly, John R. Trust				333,333	333,333	0	0
Kelly, John R Trust .				333,333	333,333	0	0
Kelly, John R.Trust				666,667	666,667	0	0
Keyes, Daniel	37 Nugent St.	New Hyde Park	Ny 11040	100,000	100,000	0	0
Khedder, Joseph	558 Port Harwick	Chula Vista	Ca 91913	100,000	100,000	0	0
Khedder, Joseph	558 Port Harwick	Chula Vista	Ca 91913	50,000	50,000	0	0
Koskta, Joe	3278 Grey Owl Crescent	Prince Albert	Sask, Canada S6v5m4	261,181	261,181	0	0
Koskta, Joe	3278 Grey Owl Crescent	Prince Albert	Sask, Canada S6v5m4	100,000	100,000	0	0
Kostka, Joe	3278 Grey Owl Cres	Prince Albert	Sask. Canada S6v6x7	50,000	50,000	0	0
Kozinets, Yakov	2045 Rockaway Pkwy Apt 3c	Brooklyn	Ny 11236	115,000	115,000	0	0
Krawchuk, Eugene	108 Wisconsin Ave	Barrinton	Il 60010	5,000	5,000	0	0
Krawchuk, Eugene	108 Wisconsin Ave	Barrinton	Il 60010	5,000	5,000	0	0
Krawchuk, Eugene & Ruth, jtwros	108 Wisconsin Ave	Barrington	Il 60010	50,000	50,000	0	0
Krawchuk, Eugene & Ruth, jtwros	108 Wisconsin Ave	Barrington	Il 60010	50,000	50,000	0	0
Krawchuk, Eugene & Ruth, jtwros	108 Wisconsin Ave	Barrington	Il 60010	100,000	100,000	0	0
Kremer, Steve	201 W. Court	Mt Sterling	Il 62353	100,000	100,000	0	0
Kunecki, Harry P. Trust	1896 Leisure World	Mesa	Az 85206	200,000	200,000	0	0
Lake, Jan	661 Avocado Avenue	El Cajon	Ca 92020-5303	20,000	20,000	0	0
Lam, Norine	1700 California St Unit 2	Mountain View	Ca 94041	100,000	100,000	0	0
Latorre, Desi Lou	91-899 Puamedle St #7u	Ewa Beach	Hi 96706	40,000	40,000	0	0
Lee, James	7016 Ridge Court	Brooklyn	Ny 11209	480,000	480,000	0	0
Lee, James	7016 Ridge Court	Brooklyn	Ny 11209	666,667	666,667	0	0
Cong Shari Limud, Inc.,	13 Eah'al Ct. #101	Monroe	Ny 10950	700,000	700,000	0	0
San Nicolas Living Trust	4709 W. N.W. Blvd.	Spokane	Wa 99203	300,000	300,000	0	0
Lucas, Gerald J.	4675 Scenic Circle	Colorado Springs	Co 80917	2,645,000	2,645,000	0	0
Lucas, Gerald J. Ira	4675 Scenic Circle	Colorado Springs	Co 80917	100,000	100,000	0	0
Male, Joseph	32920-49th Place S.W.	Federal Way	Wa 98023	50,000	50,000	0	0
Male, Joseph	32920-49th Place S.W.	Federal Way	Wa 98023	50,000	50,000	0	0
Male, Joseph	32920-49th Place S.W.	Federal Way	Wa 98023	100,000	100,000	0	0
Male, Joseph	32920-49th Pl S.W.	Federal Way	Wa 98023	50,000	50,000	0	0
Male, Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	150,000	150,000	0	0
Male, Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	200,000	200,000	0	0
Male, Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	300,000	300,000	0	0
Male, Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	300,000	300,000	0	0
Male, Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	250,000	250,000	0	0
Male, Joseph A.				200,000	200,000	0	0
Malmborg, Paul & Linda	3706 Leilani Lane	Stockton	Ca 95206	40,000	40,000	0	0
Mccreight, Charles				100,000	100,000	0	0
Mckellips, Allen			Ca	100,000	100,000	0	0
Navarro, Thelma				200,000	200,000	0	0
Newcomb, Wilma	20 Irwin Way Apt 610	Orinda	Ca 94563	30,000	30,000	0	0
Padua, Carolina P.	3830 Quinata Street	San Francisco	Ca 94116-1060	40,000	40,000	0	0
Pasloski, Steve	549 Laurier Drive	Prince Albert	Sask. Canada	60,000	60,000	0	0
Pasloski, Steve	549 Laurier Drive	Prince Albert	Sask. Canada	40,000	40,000	0	0
Pasloski, Steve	549 Lawier Drive	Prince Albert	Sask, Canada S6v5m4	539,722	539,722	0	0
Pasloski, Steve	549 Lawier Drive	Prince Albert	Sask, Canada S6v5m4	502,922	502,922	0	0
Picconi, Vincent	5041 Park Central Dr. #1918	Orlando	Fl 32839	160,000	160,000	0	0
Prus, Michael	630 E. Weathersfield Way	Schaumburg	Il 60193-4387	160,000	160,000	0	0
Prus, Michael	630 E. Weathersfield Way	Schaumburg	Il 60193	140,000	140,000	0	0
Pulkrabek, Jan J.	1141 Wellesley Ave	Bataria	Oh 45103	100,000	100,000	0	0
Pulkrabek, Jan J.	1141 Wellesley Ave	Bataria	Oh 45103	100,000	100,000	0	0
Pulkrabek, Jan J.	1141 Wellesley Ave	Bataria	Oh 45103	100,000	100,000	0	0
Pulkrabek, Jan J.	15866 W. 158th St.	Olathe	Ks 66062	20,000	20,000	0	0
Racoma, Felix				80,000	80,000	0	0
Raffel, Goderey	Po Box 387	Tehachapi	Ca 93581	40,000	40,000	0	0
Rasmussen, Paul	2830 Ritchie Street	Oakland	Ca 94605	100,000	100,000	0	0
Rasmussen, Paul	2830 Ritchie Street	Oakland	Ca 94605	191,131	191,131	0	0
Resendez, Eddie	2418 East 3rd Street	Highland	Ca 92345	66,667	66,667	0	0
Rief, Irma Barbara Living Trust	1656 Skyline Blvd	Burlingame	Ca 94010	100,000	100,000	0	0
Rodriquez, Anthony	425 Inkopah St	Chula Vista	Ca 91911-2501	125,000	125,000	0	0
Rodriquez, Anthony				125,000	125,000	0	0
Rodriquez, George A.	425 Inkopah St	Chula Vista	Ca 91911	371,428	371,428	0	0
Salazar, Genero				60,000	60,000	0	0
Salazar, Genero				10,000	10,000	0	0
Scarborough, Gay & Omar	1005 Lakeview Terrace	Azusa	Ca 91702	20,000	20,000	0	0
Schneider, John	16030-C Village Green Drive	Mill Creek	Wa 98012	20,000	20,000	0	0
Strong, Shean D.	Tpu 866 Hale Alii	Pearl Harbor	Hi 96860	25,000	25,000	0	0
Tcoa, Jeffrey Martin	7103 S. Revere Pky	Englewood	Co 80112	25,000	25,000	0	0
Tcoa, Jeffrey Martin	7103 S. Revere Pky	Englewood	Co 80112	25,000	25,000	0	0
Tcoa, Victoria Martin	7103 S. Revere Pky	Englewood	Co 80112	25,000	25,000	0	0
Tcoa, Victoria Martin	7103 S. Revere Pky	Englewood	Co 80112	25,000	25,000	0	0
Traveller, Shane H.				120,000	120,000	0	0
Unknown				20,000	20,000	0	0
Valtierra, Tony	215 N. Lincoln Ave	Manteca	Ca 95336	130,104	130,104	0	0
Villarba, Rolando	10336 Vera Cruz Ct.	San Diego	Ca 92124	71,429	71,429	0	0
Wahls, Gerald E.	314 W. 107th St	Carmel	In 46032	100,000	100,000	0	0
Warren, Joe	P.O. Box 75	Beaumont	Ca 92223	20,000	20,000	0	0
Winget, Carl	2724 Glenhaven Drive	Plano	Tx 75023	218,222	218,222	0	0
Wood, Carmella	26948 Montseratt Ct	Murrietta	Ca 92563	20,000	20,000	0	0

Except as otherwise noted in this list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sell shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 76,208,297 shares of common stock outstanding on June 1, 2004.

None of the above-listed shareholders are broker-dealers or affiliates of broker-dealers.

DIVIDEND POLICY

The Company intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;

2. In privately negotiated transactions;

3. Through the writing of options on the common stock; or

4. In any combination of these methods of distribution.

The sales price to the public may be:

1. The market price prevailing at the time of sale;

2. A price related to such prevailing market price; or

3. Such other price as the selling shareholders determine from time to time.

The Company expects the minimum sales price to be $.07 per share, based on the average of the high and low prices as listed on the Over-The-Counter Bulletin Board on June 1, 2004. The shares may also be sold in compliance with the Securities and Exchange Commissions Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective brokers or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with ISME. Such partners may, in turn, distribute such shares as described above. ISME can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

ISME is bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with the Companys common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of the Companys securities or attempt to induce any person to purchase any of its securities other than as permitted under the Securities Exchange Act.

LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons nominated to become directors or executive officers, have been convicted in a criminal proceeding. Nor have any such persons been subject to a petition under the Bankruptcy Act or any state insolvency law whether filed by or against such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or corporation or business association of which such person was an executive officer at or within two years before the time of such filing, or has a receiver, fiscal agent or similar officer ever been appointed by a court for the business or property of such person.

This offering disclosure document was prepared by us; our outside legal counsel has only reviewed this disclosure document as to form.. Potential investors are urged to seek their own independent tax counsel on any tax matters.

On May 22, 2003, a stipulated judgment in the amount of US $7,000 was rendered against the Company in an action brought by Peter and Patricia Passaretti in the Superior Court of California, County of San Diego on October 22, 2002 for collection on a convertible note issued by the Company on December 3, 1999. While supplemental proceeds were undertaken by the Passarettis, no further action has been taken to collect on this judgment.

On September 17, 2003, AA One Litho, Inc. ("AA One") filed a complaint against the Company, alleging breach of contract in connection with services rendered to the Company. AA One has prayed for damages in the amount of US $13,448.28 plus interest at the rate of 10% per year as of April 25, 2003, and attorneys fees of US $660.00. The court imposed judgment for the full amount, no further action has been taken

The Company is not a party to any other pending, or to our knowledge threatened, legal proceeding as of the date of this Memorandum.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

-----------------------------------------

Our Executive officers and directors are as follows:

Name	Age	Position
Yan K. Skwara	39	Chief Executive Officer, President and Director
Lonn Paul	36	Secretary, Director
Brad Smith	39	Director

Our officers and directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified, or until his prior resignation or removal. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors.

Business Experience

--------------------------

Yan K. Skwara, Chairman has been President and a Director of the Company since its inception; he was elected CEO of the Company in September 1998. For the past 6 years, Mr. Skwara has been employed with the Company, Mr. Skwara is currently employed full-time with the Company and brings his prior experience in the investment banking and public relations arena to the Company. Mr. Skwara has significant experience in management, product support and overall knowledge in the marketing public relations arena. Mr. Skwara also maintains a significant background in the sports marketing industry. Mr. Skwara studied at California State University of Los Angeles.

Lonn Paul has served as a Director of the Company since May 10, 2002. He is currently a member of the board of Directors for ISMG and serves also as corporate secretary. Previously, Lonn Pauls back ground in the game of soccer is significant in that he has been a player, coach and manager of different youth and adult soccer teams in San Diego County. Lonn Paul also served on the board of directors for the Mesa Soccer Association in 1994 through 1997. Going back to 1987 through 1990, Lonn Paul worked in the restaurant industry for Rubios, McDonalds, and Burger King in the capacity of manager for these restaurant chains.

Brad Smith has been a professional soccer player whose career spanned over two decades. His professional career began abroad in 1983 with a few football clubs in Europe. Over a six year span he played in Germany for teams such as RW Essen and BVLRemscheid in the 2nd and 3rd divisions. His career brought him to the United States in 1989, when he began playing with the Los Angeles Heat, which was part of the Western Soccer Alliance. One year later he was picked up by Wichita Wings of the MISL. While with Wichita, he also sided up with the Tampa Bay Rowdies. He played on both teams, balancing their respective off seasons until 1993. For the 1993 and 1994 seasons He continued his career with the Los Angeles Salsa and the Dayton Dynamos. In 1994 he was traded to the Baltimore Blast where he resided until 1997. In 1997, he continued his career with the Cincinnati Silverbacks and in 1998 he joined the San Diego Flash. He played for both clubs until being traded back to Baltimore in 1999. He hung up his kit finishing up his career with the Buffalo Blizzards during the 2000 season. Since retiring, Smith continued his passion for soccer by youth coaching. He currently holds a B-License from Germany as well as a Y-License which was issued to him by USSF and FIFA. He is currently married, with four wonderful kids. Smith is currently a Loan Officer with CrossPoint Financial Home Loans based out of Newport Beach, California. Mr. Smith was appointed to the Companys Board of Directors as an interim director on August 5, 2003.

Significant Employees

ISME has no significant employees other than the officers and directors described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Companys common stock as of the date of this Memorandum, and as adjusted to reflect the sale of the shares of common stock being offered hereby, by each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock, each Director and all executive officers and Directors as a group. Each of the shareholders has sole voting and investment power with respect to the shares he beneficially owns.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
$0.001 par value common stock	Yan K. Skwara, CEO and Chairman 3803 Mission Blvd., Suite 290 San Diego, California 92109	3,621,428 shares	4.7.5%
$0.001 par value common stock	Lonn Paul, Secretary and Director 3803 Mission Blvd., Suite 290 San Diego, California 92109	100,000 shares	<1%
$0.001 par value common stock	Brad Smith, Director 3803 Mission Blvd., Suite 290 San Diego, California 92109	100,000 shares	<1%
$0.001 par value common stock	All officers and directors as a group	3,721,428 shares	4.9%

(1) Percentages are based on total outstanding shares on June 1, 2004 for a total of 76,208,897shares.

DESCRIPTION OF SECURITIES

General

The Company is authorized to issue 150,000,000 shares of common stock and 50,000,000 shares of preferred stock. The following summary descriptions are qualified in their entirety by reference to the Companys Articles of Incorporation, as amended, which will be made available to qualified investors upon written request.

Common Stock

The Company is authorized to issue 150,000,000 shares of common stock, US $.001 par value per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, and holders may not elect to cumulate voting for the election of directors. As a result, holders of a majority of the voting power represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors and in such event, the holders of the remaining voting power will be unable to elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of the common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities and payment of the liquidation amounts due on then outstanding preferred stock. Parsons Lawf, counsel to the Company, has determined that all shares of common stock outstanding are fully paid and non-assessable and the shares offered hereby when issued, following payment therefore, will be fully paid and non-assessable.

Preferred Stock

The Company is authorized to issue up to 50,000,000 shares of preferred stock. The Companys Board of Directors has vast discretion in issuing shares of preferred stock and designating the voting rights and preferences of such stock. In connection with its offering of Convertible Bonds in October 2003, the Company submitted a Certificate of Designations to the Nevada Secretary of State designating 6,650,000 shares of preferred stock as Series A Preferred Stock. The Series A Preferred Stock, which is convertible into shares of common stock on a 10-to-1 basis, carries voting rights equal to 50 votes per share. The Series A Preferred Stock does not carry preemption rights or liquidation rights. The holders of the Series A Preferred Stock will vote along with the holders of the common stock on all issues which are required to be submitted to a vote of the Companys shareholders, with the exception that the holders of the Series A Preferred Stock are entitled to vote as a class on any changes to the rights, privileges and preferences of the Series A Preferred Stock. The conversion rate of the Series A Preferred Stock will be adjusted to reflect any combination or split of the common stock, or with respect to the payment of dividends in shares of common stock.

The Company offered up to US $1,000,000 of Series B Preferred Stock. The Series B Shares are convertible on a 3-for-1 basis to Common Shares, at any time after the issuance of the Series B Shares, where the holders of Series B Shares will receive three Common Shares for each Series B Share converted. The Series B Shares conversion rate is subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the like. The holders of Series B Preferred Stock are entitled to be paid out of the assets of the Company an amount per share equal to their original purchase price plus all declared and all unpaid dividends on the Series B Preferred Stock. If the assets of the Company shall be insufficient to make payment in full to all holders of Series B Shares, then such assets shall be distributed among the holders of the Series B Shares, ratably. After the payment of the full liquidation preference of the Series B Shares, the remaining assets of the Company legally available for distribution shall be distributed ratably to the holders of the common stock, any outstanding Series A Shares and the Series B Shares on a common equivalent basis. As long as at least 500,000 shares of the Series B Shares remain outstanding, the separate consent of the holders of at least 51% of the outstanding Series B Shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series B Shares, or (ii) increases or decreases the authorized number of Series B Shares. On all other matters, the Series B Shares shall vote with the common stock. Each share of Series B Preferred Stock shall carry with it one vote in all matters to be placed before the Companys shareholders. The holders of the Series B Shares shall be entitled to receive non-cumulative dividends in preference to any dividend on the common stock at the rate of 6% per annum, payable annually beginning as of the first anniversary of the date of issuance.

Employee Stock Option Plan

The Company has not adopted a Stock Option Plan.

Transfer Agent

The Companys transfer agent is Holladay Stock Transfer at 2939 North 67th Place, Scottsdale, Arizona 85251

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the legality of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Parsons Law Firm of Bellevue, Washington, an independent legal counsel, has provided an opinion on the validity of the Companys issued common stock..

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the provisions of the General Corporation Law of the State of Nevada, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. Any such person may be indemnified against expenses, including attorneys fees, judgments, fines and settlements in defense of any action, suit or proceeding. The Company does not maintain directors and officers liability insurance.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the courts decision.

ORGANIZATION WITHIN LAST FIVE YEARS

DESCRIPTION OF BUSINESS

International Sports & Media Group, Inc. ("the Company") was incorporated on December 12, 1995, under the laws of the State of Nevada under the name Roller Coaster, Inc. The Company engaged in no operations prior to February 10, 2000. On February 10, 2000, the Company issued 5,284,369 shares of its previously un-issued common stock to the shareholders of San Diego Soccer Development Corporation, a California company ("SDSDC") in exchange for all of the issued and outstanding shares of SDSDC as part of a merger transaction. In December 1999, the Board of Directors of SDSDC had unanimously agreed to a merger with the Company, which was then a publicly-traded corporation with no operations or tangible assets. The merger was approved by a vote of shareholders on February 7, 2000. Following the merger, the Company assumed SDSDCs reporting obligations under the Securities Exchange Act of 1934. The Articles of Incorporation of Rollercoaster, Inc. were subsequently amended to change its name to San Diego Soccer Development Corporation, and later to International Sports & Media Group, Inc.

In 2002, we commenced development of a monthly soccer publication, "90:00 Minutes Soccer Magazine" which earned revenues through advertising, subscriptions and newsstand sales. We published the premier issue of "90:00 Minutes" in July 2002. On October 27, 2003, the Company entered into an agreement with LiveWire Sports Group, Inc. ("LiveWire") to transfer ownership of 90:00 Minutes Magazine to LiveWire in exchange for the cancellation of its US $19,740 debt to that company. As part of its agreement with LiveWire, the Company transferred all intellectual property associated with the magazine to LiveWire, including the website located at www.90soccer.com.

The Company has a limited right to continue to solicit advertising for the magazine, and LiveWire will provide five full pages in the magazine per issue to be used by the Company or advertising obtained by the Company. The Company will receive a commission of 90% of monies received from advertisers utilizing the five guaranteed pages and between 10% and 20% on all advertising thereafter.

We are currently working on the revision and implementation of ISMG's business plan with the objective of making the Company a premier marketing, communications firm which offers a broad range of services to attract top clients and corporations. As part of the implementation of our new business plan and our broader focus, we have entered into several relationships in the past few months that we feel will aid us in achieving these goals. One of those relationships is with the Latin American Futbol Corporation ("LAFC"). We recently entered into a Marketing Services Consulting Agreement with LAFC, whereby LAFC will provide business development and operations support services, including handling contract negotiations. For more detailed information regarding our agreement with LAFC, see "LAFC Consulting Agreement" below.

In January 2004, we changed the name of the Company to "International Sports & Media Group, Inc." to better reflect our new business plan.

Overview

Corporate Communication

Pan American Relations

On October 30, 2003, we formed a wholly-owned subsidiary, Pan American Relations, Inc., a California corporation ("PAR"). The subsidiary was formed to insure operate independently from our other operations for the PAR operations, as well as to position the Company to sell this operation, should the opportunity for such sale occur. Presently, the Company has held no discussions, and has no plans to sell this subsidiary.

PAR offers public relations services to small private and public companies. PARs public relations services include defining the customers communication strategy, drafting press releases, shareholder communications, investor relations programs, assistance with edgarizing and creating marketing materials. The objective of PAR is to create the look and feel for public companies that do not know how to market themselves to the investment community. To date, PAR has contracted with 3 customers to provide services. Revenue from these clients is expected to be $12,000.00 for the second quarter of 2004. To date revenues are $16,700 for the fiscal year 2004.  Currently that the President of ISME will spends approximately 10 hours per week on PAR.

Hospitality

Global Hospitality Group

We formed Global Hospitality Group, a California corporation, in February 2004. Global Hospitality Group ("GHG") focuses on building a broad range portfolio in the hospitality business, which currently includes fast food operations. GHG entered into a license agreement with Haig International, Inc. ("Haig"), owner of the original The All American Burger, located in Los Angeles, California. Under the license agreement, GHG licenses the right to use the name and logo of The All American Burger, to establish The All American Burger restaurants, and to offer franchises for The All American Burger restaurants. The exclusive license agreement has a term of 20 years. We plan to open and operate new restaurants and operate those restaurants primarily in San Diego, Orange, and Los Angeles Counties. The Company hopes to open 2 or 3 new restaurants by the end of 2005. Each restaurant is expected to cost approximately $700,000 to open. The Company expects to finance the restaurants through landlord rent concessions, debt and equity financing. To date GHGs only employee Lonn Paul works approximately 20 hours per week. It is also expected that the President of ISME will spend approximately 10 hours per week on GHG. While the Company the option of offering franchises for The All American Burger, no franchise offering documents have been developed, and currently has no franchise opportunities.

Media

5ive Media Entertainment

On April 9, 2004, ISME entered into a joint venture agreement with Macia/Clark Media Group, a Nevada corporation ("MCMG") (the referenced agreement shall be referenced as the "JV Agreement"). The JV Agreement provides for the formation of 5ive Media Entertainment, LLC, a Nevada limited liability company ("5ive Media"), to conduct the business of the JV Agreement. 5ive Media was formed on April 19, 2004. The purpose of the JV Agreement is to develop an entertainment company with a focus on high definition media entertainment, including, but not limited to television, film, Internet, print and photography. The JV Agreement provides for ISME to provide funding to 5ive Media, and MCMG to provide content, including shows such as the Toy Show and Built. ISME and MCMG will each own 50% of 5ive Media, and will share in 50% of any profit generated. A copy of the JV Agreement is attached as Exhibit 10.15.

Marketing

Golo Lotto

On February 7, 2003, we entered into an Asset Purchase Agreement (the "Purchase Agreement") with Latin American Futbol Corporation ("LAFC"), whereby the Company agreed to purchase 51% of the assets of Golo Lotto (a wholly-owned subsidiary of LAFC), an online internet gaming website that allows wagering on various sporting events around the world. The purchase price for the assets was contracted to be $47,000 in cash, plus 1,500,000 shares of the Companys common stock. Under the Purchase Agreement, LAFC was entitled to 50% of the future net revenues generated by the Golo Lotto website. During the first quarter of 2003, we paid LAFC $20,000 in cash, and issued the negotiated 1,500,000 shares of common stock (valued at $75,000, or $0.05 per share). These payments, totaling $95,000, were classified as "deposit on asset purchase" in the Companys financial statements. Under the terms of the Purchase Agreement, we were required to pay the balance of $14,000 to LAFC by December 31, 2003, or become subject to the termination provisions of the contract, which would allow LAFC to reclaim the assets of Golo Lotto and keep all monies paid by the Company. The final payment was made on October 10, 2003.

Golo Lotto is an on-line Internet gaming website that allows wagering on various sporting events around the world. Golo Lotto, a corporation registered through the Netherlands Antilles, offers a state of the art website (www.gololotto.com) that allows wagering on various sporting events from around the world, including over 27 different Soccer Leagues. Golo Lotto offers numerous payment methods and a secure online system. Golo Lotto was the first online lotto to support and sponsor professional clubs in Latin America, including Club Bucaramanaga, Club Tolima, and Club Macara. Currently, Golo Lotto has an existing website, but traffic to the site is minimal and is not generating revenues. Golo Lotto has an agreement with Costa Rican International Sports Book ("CRIS") to manage "backend" operations from customer service, money transactions, game set up and site operation.

Once the final payment to LAFC was made, we intended to sell and/or transfer the Companys ownership interest in Golo Lotto to an independent third party operator, while retaining a marketing agreement that will enable us to generate revenues based on site traffic and profits, while not participating in the gaming operations or having a direct interest in a gaming operation. However, at the time of the final payment in October, we had no purchaser for the assets and after careful consideration of the terms of the Purchase Agreement, the Companys Board of Directors determined that it would be in the best interest of the Company not to own or control the assets of Golo Lotto, but to simply make use of its website and other proprietary intellectual property to market the gaming services of Golo Lotto. Accordingly, we, along with LAFC, have restructured the Purchase Agreement into an Exclusive License and Marketing Services Agreement (the "License and Marketing Services Agreement"). Payments made under the Purchase Agreement acted as consideration for the License and Marketing Services Agreement and were reclassified as "license fees" on our financial statements for the quarter ended September 30, 2003.

Despite the "worldwide" nature of the license, neither the Company nor Golo Lotto will market Golo Lottos gaming services to users within the United States or any other jurisdiction in which its activities would be prohibited. Golo Lotto will retain ownership of its website and other assets, and the Company will retain earnings based royalties equal to 50% of the gross revenues generated through its marketing activities, which royalties would be paid out monthly. Under the terms of the agreement, the Company is responsible for its own expenses incurred in connection with the marketing services, excluding extraordinary pre-approved expenses that would be reimbursed by Golo Lotto. The agreement is for a perpetual term that is terminable only upon a showing of cause upon 90 days prior written notice. The agreement expressly provides that the Company shall have no control over the operations of Golo Lotto, nor will it provide web-hosting services.

Although we have undertaken no marketing efforts to date, we intend during 2004 and 2005 to direct our marking efforts involving Golo Lotto to the following target markets:

- 1.5 million Internet users in Columbia

- 3.2 million Internet users in Chile

- 6 million Internet users in Argentina

- 7 million Internet users in Mexico

- 8 million Internet users in Brazil

We believe that there are also several Internet cafes, bars, stores, and areas throughout the capital cities of these countries where the website may be accessed by soccer fans.

Golo Lotto will be marketed in the above countries with top professional teams and federations to include marketing rights such as stadium boards, naming rights for tournaments, clothing sponsorships and links on official pages, among others. Under the License and Marketing Agreement, we will work with these groups to try to implement marketing rights to fully exploit Golo Lotto in Latin America. Some of the rights we will work to obtain on behalf of Golo Lotto include the following postings on standard billboards, placement of the logo in magazines and other print media, advertising on tickets and programs, placement on and around stadiums, placement on products sold within stadiums (such as shirts, socks, etc.), placement of the logo on the surface of official balls, placement of the logo on official team and federation websites, and free television advertising as part of our agreements with teams, leagues and television stations.

It is expected that the President of ISME will spend approximately 2 hours per week on Golo Lotto

LAFC Consulting Agreement

In November 2003, we entered into a Marketing Services Consulting Agreement (the "LAFC Consulting Agreement"), pursuant to which we paid LAFC an annual up front fee of US $184,000 in exchange for its services for the one year (12 month) term of the agreement. The fee paid to LAFC has been secured by a pledge of 500,000 shares of common stock held by LAFC. The pledged shares shall be released quarterly in increments of 125,000 as the fees under the LAFC Consulting Agreement are deemed earned. LAFC will be responsible for all of its out-of-pocket expenses under the terms of the LAFC Consulting Agreement, except for any extraordinary expenses that are pre-approved by the Company. The consulting agreement has an initial term of one year, with subsequent renewal periods of 12 months each. The agreement is terminable with or without cause by either party upon 30 days written notice. If the consulting agreement is terminated prior to the end of the initial one year term, LAFC shall return any unearned portion of the fees, as provided in the pledge agreement.

Among the services to be provided, LAFC will meet with all potential clients, which includes teams, players, clubs and media organizations, to enhance the image and revenues of the Company in the areas of focus including marketing. Reports and proposals will be prepared by LAFC and reviewed and approved by the Company prior to presenting to potential clients. LAFC will provide ongoing operational reports to the Company on the current situation, ongoing progress of negotiations with potential clients and continual opportunities to grow the Company through partnerships, mergers and acquisitions.

International Football Finance Group

Through our wholly-owned subsidiary, International Football Finance Group, Inc. ("IFFG"), a California corporation, we offer public relations services to assist professional soccer clubs and federations , corporate communications, cash management and formation of investment banking partnerships. Through the consulting agreement between ISMG and LAFC, LAFC will provide certain services to IFFG clients, including but not limited to arranging meetings, creating proposals and marketing materials, negotiating with professional soccer clubs and federations on IFFGs behalf, assisting IFFG in establishing terms of representation, and providing IFFG with reports on various soccer clubs and soccer federations in which IFFG may be interested.

Between ISMG and LAFC, IFFG will have the advantage of over 50 years combined experience in the soccer and investment banking fields. This combined background will allow us to offer our clients many different services that apply to the unique world of soccer. We will provide public relations services for professional soccer leagues, teams and other professional athletes. Our broad media contact base reaches print, broadcast and Internet media outlets in the United States and internationally. Our press release service is developed hand-in-hand with our clients. We believe that ISMGs contacts and abilities will help in all areas of IFFGs operations, including investor relations, marketing and sponsorship. To date IFFG has generated no revenue as an operating division of ISMG.

Through ISMG, IFFG will employ technology to streamline operations and sales on a daily basis. Our primary emphasis at IFFG will be outstanding customer service.

It is expected that the President of ISME will spend approximately 15 hours per week on LAFC.

Soccer Development of America

Since the Companys corporate name was previously San Diego Soccer Development Corporation, the company operated using the name Soccer Development of American ("SDA"). SDA focuses on marketing and sponsorship opportunities in the soccer market. In September 2003, we signed a strategic marketing agreement with Academia de Futbol Tahuichi (AFT), an international soccer academy in Santa Cruz, Bolivia. Currently, we are actively seeking partners and sponsors for the Tauichi Soccer Academy (the "Academy"). The Academy is the organizer and operator of the Mundialito Paz y Unidad Soccer Tournament, which features some of the most prestigious youth soccer teams in the world. Under the terms of our agreement with the Academy, we will act as the marketing firm for the Academy, as well as the 2004 Mundialito Paz y Unidad Soccer Tournament.

The Academy is recognized world-wide as one of the top schools for developing both male and female soccer players, and therefore has appeal for many in the soccer industry. The Academy has traditionally promoted and stimulated youth soccer as healthy recreation, and educates young players about the dangers of drugs, alcoholism and other negative influences. The Academy provides mentoring and further skill development for those players with innate ability and talent to become professional soccer players. The Academy also provides complimentary health, nutritional and educational services for all youths.

The marketing and sponsorship arena is very competitive and there can be no assurances that sponsorship and marketing can be achieved.

Marketing

In marketing our products and services, we will utilize our relationship with LAFC as well as ISMGs own contacts in the soccer industry to build relationships with professional sports organizations around the world to create synergies with international leagues to attract large corporate sponsorship. We will also work to create a "partner" type relationship with our existing customers to increase our marketing down to their participants and peers and will cross-sell additional services into existing accounts. One of the primary focuses of our marketing strategy is the development of brand recognition for our clients.

Now that we have acquired the franchise rights to The All American Burger for a 20-year license term, we plan to aggressively market the name. We will market The All American Burger as the best burger on the market.

Services provided by PAR will primarily be marketed through word-of-mouth referrals from clients, direct contract with selected public and private companies that we feel fit within our business plan and could become productive clients for the Company. We also intend to market PAR through an email campaign directed at businesses and the investment community, using a website to attract potential clients and promote our marketing skills.

Competition

Pan American Relations, Inc.

The corporate communications market is highly competitive, and many of our competitors have more experience and better resources than we do. However, we believe that PARs concentration on the public arena specializing in working with small to mid cap companies will give it an advantage, due to our background in the public markets. Our management and consultants have over 14 years experience in the investors relations arena, and we believe we have a very good all-around understanding of the market, especially as it relates to various facets of the public investment markets.

There are approximately 3,300 publicly traded companies on the OTCBB system and 3,400 traded on the NASDAQ. There are also 1,000s of companies worldwide seeking marketing and communications services to enhance the image of their company.

Global Hospitality Group

. GHG feels it can enter the market and be successful with the All American Burger because of the menu and overall excellent product. We face competition from larger, more well-established companies with considerably greater financial, marketing, sales and technical resources than those available to GHG or the Company. Additionally, many of our present and potential competitors have capabilities that may allow such competitors to offer their products at lower prices and in greater quantities than we are able to and have better brand recognition than we do. Our products could be made uneconomical by the introduction of new products, changes affecting the cost of packaging and shipping, or marketing or pricing actions by one or more of these competitors. Our business, financial condition or results of operations could be materially adversely affected by one or more of such developments. There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Companys business, financial condition or results of operations.

The fast food restaurant industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors. Certain factors, such as substantial price discounting, increased food, labor and benefits costs and the availability of experienced management and hourly employees may adversely affect the fast food restaurant industry in general and the Company in particular. We will compete with a large number of national and regional fast-food restaurant chains. Most of the potential competitors which own fast food restaurant chains have financial resources superior to ours, so there can be no assurance that our projected income will not be affected by the competition. Companies such as Burger King, Sonic, Carls Jr., Wendys, McDonalds and In-N-Out Burger all offer fast food restaurants similar to ours. In addition, we will experience competition from other types of fast food restaurants, such as Taco Bell, Del Taco, KFC, Jack-In-The-Box and Arbys, among others.

Competition in this industry segment is based primarily upon food quality, price, restaurant ambiance, service and location. Although we believe we will compete favorably with respect to each of these factors, many of our direct and indirect competitors will be well-established national, regional or local chains and have substantially greater financial, marketing, personnel and other resources than we do. We also compete with many other retail establishments for site locations. The performance of individual units may also be affected by factors such as traffic patterns, demographic considerations and the type, number and proximity of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our units in particular.

Media

We know there is a great deal of competition in the entertainment industry, but we feel that the cost to profit ratio in India is very good. The India motion picture arena is the world's most prolific, producing 1,000 films a year. The industry generated $856 million in revenues in the last financial year. In 2001, worldwide gross revenues generated by motion pictures in all territories and media (including music and ancillaries) amounted to over $40 billion. We believe we can compete in this market using business connections and years of experience in other areas of financing. We are establishing partnerships with groups who have been in the Industry and can offer first hand knowledge of the business.

Golo Lotto

Competition in the online gaming industry is intense, with numerous websites dedicated to sports wagering. Through our marketing efforts, we intend to carve out a niche in the market for Golo Lotto by catering to the Latin American market with an emphasis on soccer and other regional sports. Some of our primary competitors in this arena include:

- LadBrokers.com is currently one of the largest Internet-betting portals available, with heavy concentration on soccer. The primary business concentration of LadBrokers.com is in the United Kingdom and surrounding countries.

- William Hill (willhill.com) an England-based Internet-betting portal that has most of its concentration in the United Kingdom. William Hill is publicly traded on the London Stock Exchange, and has experienced outstanding growth over the past year.

In addition, there are a number of smaller gaming sites that do not focus on the sport of soccer/futbol. The majority of these sites are in Europe for most sport books, and that is why we feel that the Latin American market offers so much potential.

IFFG

Although IFFG will experience competition from a variety of sources, including, most notably, Octagon and other public relations firms and internal marketing divisions for clubs and federations, we believe that our emphasis on soccer is unique. Octagon is the sports and event marketing division of The Interpublic Group of Companies, the world's largest advertising and marketing communications group. Octagon was created in 1997 and launched globally in late 1999. Octagon provides player representation, consultancy, event management, property representation and sales, television rights sales and distribution, television production, and licensing and merchandising services. Unlike the Company, Octagon does not focus on a specific sport.

Government Regulation

Our activities will be subject to U.S. and foreign government regulation to varying extents. We are unable to predict the cost of compliance with all federal, state, local and foreign laws. The laws and regulations governing our activities may change from time to time, causing us to incur additional costs for compliance with new regulations.

<r>Pursuant to the terms of the License and Marketing Agreement with Golo Lotto, we will be participating, albeit indirectly, in an industry that is highly regulated. Federal law prohibits the operation of gaming websites on U.S. soil in addition to the solicitation of wagering from persons domiciled in the U.S. We believe that our operational model avoids government regulation and allows the Company to operate legally for several reasons. First, Golo Lotto has retained complete control over its operations and the Company will not directly engage in the gaming industry. Second, Golo Lotto is domiciled in the Netherlands of the Antilles and all of its operations take place outside of the United States. Third, Golo Lotto does not solicit nor accept wagering from the United States or other countries in which such online gaming is prohibited. Lastly, Golo Lotto does not, in and of itself, perform any bookmaking services. Golo Lotto is a storefront that solicits bets from customers and places those bets with a third party. However, neither ISME nor Golo Lotto has received a written legal opinion as to whether the marketing activities conducted under the License and Marketing Agreement will subject ISME to gaming regulations.</r>

Each of The All American Burger restaurants will be subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining any required licensing or approval could result in delays or cancellations in the opening of new restaurants. We will also be subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions. A significant number of our employees will be paid at rates related to the federal and state minimum wage and increases in the minimum wage will increase our labor costs. In addition various proposals which would require employers to provide health insurance for all of their employees are being considered from time to time in the U.S. Congress and various states. The imposition of any such requirement would have a material adverse impact on the planned operations of the Company and the financial condition of the fast food restaurant industry. We will be subject to certain guidelines under the Americans with Disabilities Act of 1990 (ADA), and various state codes and regulations which require restaurants to provide full and equal access to persons with physical disabilities. We will also be subject to various evolving federal state and local environmental laws governing, among other things, emissions to the air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous and no-hazardous substances and wastes.

Employees

The Company presently employs one person, its Chief Executive Officer. All other relationships are in the form of independent contractors and consultants.

Insurance

We do not presently have a commercial general liability insurance policy. Although there have been no successful claims against the Company, there is no assurance that the Company will prevail against any future claim. Successful claims could have a serious adverse effect upon our financial condition and its future viability. We will again seek to obtain general liability and product liability insurance at such time when our operations dictate.

We do not maintain auto insurance coverage or workmans compensation coverage. At such time as the Company resumes hiring employees and/or obtains corporate automobiles, insurance coverage will be obtained in amounts deemed adequate.

We do not carry director and officer liability insurance, but we have agreed to indemnify our officers and directors against any personal liability incurred as a result of their association with the Company. This agreement has not been formalized in writing. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the courts decision.

Intellectual Property

The Company holds one trademark on the name "San Diego Flash." We will protect our current and future intellectual property through license agreements and trade and services marks on marks owned by ISMG and IFFG.

Reports to Security Holders

We currently file reports, including quarterly and annual reports, with the Commission pursuant to Section 12(b) or (g) of the Exchange Act. These reports and any other materials filed with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Company files its reports electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

DESCRIPTION OF PROPERTY

The Company owns no real property. We lease approximately 1,000 square feet of office space in San Diego, California, on a month to month basis at a rate of US $1300 per month.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Companys financial statements and the notes thereto and the other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain forward-looking information that involves risks and uncertainties.

In addition to historical information, the following discussion and other parts of this document may contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to publicly update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

Actual results could differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers; the economic conditions affecting our industry; actions by competitors; fluctuations in the price of raw materials; the availability of outside contractors at prices favorable to the Company; our dependence on single-source or a limited number of suppliers; our ability to protect our proprietary technology; market conditions influencing prices or pricing; an adverse outcome in potential litigation, claims and other actions by or against us, technological changes and introductions of new competing products and services; the current recession; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States on September 11, 2001 and subsequent military responses by the United States and coalition forces; ability to retain key personnel; changes in market demand; exchange rates; productivity; weather; and market and economic conditions in the areas of the world in which we operate and market our products. These are factors that we think could cause our actual results to differ materially from expected and historical events.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

Total revenues increased from US $5,613 for the year ended December 31, 2002 to US $14,308 for the year ended December 31, 2003, primarily due to revenue generated by public relations and consulting services. Magazine related revenues for the period were US $4,308. During 2002, revenues represented magazine subscriptions of US $1,754, and advertising sales of US $3,859. In addition, the Company recorded US $20,518 in unearned revenues for 2002 relating to the prepayment of magazine subscriptions and advertising. The magazine was sold on October 27, 2003 to LiveWire Sports Group, Inc. in exchange for cancellation of debt to LiveWire of US $19,740.

Operating Expenses

Operating expenses during the year ended December 31, 2003, increased US $48,221 from the year ended December 31, 2002, to US $1,275,413 from US $1,227,192. The increase is primarily attributable to an increase in consulting fees from US $801,772 in 2002 to US $878,586 in 2003, offset by a reduction in payroll and payroll taxes of US $138,994 as these expenses decreased from US $191,110 to US $52,166, an increase in general and administrative expenses of US $95,687 and an increase in depreciation and amortization expense of US $5,913, primarily resulting from pre-paid license fees of US $3,050. The consulting expenses are the result of an increase in outsourcing by the Company and include an advance payment to LAFC of US $184,000.

Other Income and Expense

Other income was US $242,638 for the year ended December 31, 2003, compared to other expense of US $377,543 for the year ended December 31, 2002. The reduction in other income is due primarily to a gain of US $869,213 recognized on the settlement of the Companys notes issued to Broadleaf Capital Partners with outstanding balances of principal and interest equal to approximately US $1,064,402 in exchange for payment of US $125,000 in cash, 100,000 shares of common stock and warrants to purchase 100,000 shares of the Companys common stock for an exercise price equal to $1.00 per share, and payment of $5,013 to a Broadleaf affiliate in settlement of an outstanding judgment obtained against the Company. In addition, the Company recognized a gain equal to US $57,691 on the sale of the magazine. Interest expenses increased by US $274,413 from US $409,853 to US $684,266 due to an increase in total debt burden during 2003 and accrual of interest on instruments currently in default, partially offsetting the decrease in other expenses. During the year ended December 31, 2002, the Company also recorded other income of US $ 32,310, resulting from the forgiveness of certain trade payables and notes payable.

Net Loss

As a result of the above-mentioned factors, the Company incurred a loss of US $1,018,467, down from US $1,599,122 in 2002. As stated above, the decrease in loss is primarily attributable to gains recognized on the settlement of the notes issued to Broadleaf and upon sale of the magazine.

Liquidity and Capital Resources

Cash Position For Fiscal Year Ended December 31, 2003 vs. December 31, 2002

As of December 31, 2003, the Company had negative working capital of US $2,175,023. From inception through December 31, 2003, the Company had recorded an accumulated deficit of US $9,673,490. In 2002, the Company commenced development of a monthly soccer publication, "90:00 Minutes," which earned revenues through advertising, subscriptions and newsstand sales. The Company issued continued to operate the magazine through October 2003, when it was sold to LiveWire. Costs of publication for the magazine were approximately US $30,000 per month, while revenues received from sales and advertising were approximately US $4,000. In October 2003, the Company adopted a new business plan geared toward providing public relations and other services to soccer clubs and emerging companies, and to marketing of GoloLotto.com, for which it has exclusive marketing rights. Since that time, the Company has further expanded its business into the hospitality industry, with the license of rights to open and operate and franchise restaurants under The All American Burger name and logo, and public relations for companies in the entertainment industry, primarily in the Indian film industry. The Companys ability to continue as a going concern will depend on its ability to generate revenues from these new business divisions.

From the recommencement of business operations in November 2001 through December 31, 2003, the Company sustained operations through the sale of common stock and convertible debt securities in private placement transactions. During this fiscal year ended December 31, 2003, the Company raised US $896,953 through the issuance of shares of common stock, its Series B Preferred Stock and convertible promissory notes and bonds. These securities are restricted under Rule 144 of the Securities Act of 1933. The convertible debt instruments issued by the Company during 2003 bear and average interest of 10%, mature 60 days to 6 months from the date of issuance, and are convertible into restricted common stock at an average exercise price of US $0.02 per share. The Company intends to raise approximately US $1,000,000 from the sale of its Series B Preferred Stock. There is no guarantee that we will be able to raise funds sufficient to meet our cash requirements, even assuming that the entire offering is sold. We currently anticipate that we will need to sell additional securities in future offerings, either private or public, or to obtain additional financing from other sources, to maintain the Companys cash requirements until sufficient revenues can be generated from operations. There can be no assurance that we will be able to obtain such additional funds if required either at the time the funds are needed or on terms favorable to us. If additional funds are not available, the Company may cease to operate as a going concern.

At December 31, 2003 and 2002, our auditors expressed a formal auditors opinion that our prior financial position raised "substantial doubt about [our] ability to continue as a going concern." We incurred net losses of US $1,018,467 and US $1,599,122 for the fiscal years ended December 31, 2003 and 2002. We used cash in operations totaling US $668,521 and US $411,136 for the fiscal years ending. December 31, 2003 and 2002, respectively. In order to achieve profitability, we must increase our revenues while reducing or controlling our expenses and improve our project management expertise. We are continuing to implement cost containment measures in an effort to reduce our cash consumption from operations, and we are working to increase sales by marketing our public relations services and entering into agreements to provide those services to individual private and public companies. Currently, we are working under five contracts to provide such services. During 2003, we generated revenues from two contracts in the amounts of US $8,000 and US $2,000, respectively. Our ability to generate revenues sufficient to meet our cash requirements will depend on the contracts.

Liquidity Resources

Our future funding requirements will depend on numerous factors, some of which are beyond our control. These factors include our ability to fully implement our business plan and, once we do, to operate profitably, our ability to recruit and train management and personnel for a different business interests, and our ability to compete with other, better capitalized and more established competitors who offer alternative or similar products and services to those of the Company, IFFG, GHG and PAR.

We are currently in default on a number of debt instruments, totaling $448.488. On December 31, 1999, we issued $117,600 of convertible notes, with interest at the rate of 8%, and which are converted into common stock at $1.00 per share at the option of the holder. On July 1, 2000, we issued $29,900 of convertible notes, with interest at the rate of 8%, and which are converted into common stock at $1.00 per share at the option of the holder. On December 31, 2000, we issued $10,250 of convertible notes, with interest at the rate of 8%, and which are converted into common stock at $1.00 per share at the option of the holder. On July 31, 2001, we issued $40,000 of convertible notes, with interest at the rate of 10%, and which are converted into common stock at $1.00 per share at the option of the holder. On September 30, 2001, we issued $7,500 of convertible notes, with interest at the rate of 20%, and which are converted into common stock at $1.00 per share at the option of the holder. On February 20, 2004, we issued $223,238 of convertible notes, with interest at the rate of 20%, and which are converted into common stock at 50% of the common stock price at the date of the conversion. The conversion is at the option of the holder.

Our broad, overall, higher growth business strategy, requires significant development and capital expenditures. We will incur a substantial portion of these expenditures before we generate significantly higher sales. Combined with operating expenses, these capital expenditures will result in a negative cash flow until we can establish an adequate revenue-generating customer base. We are implementing expense containment procedures, which include deferring salaries and limiting the hiring of additional employees and/or consultants We expect losses through 2004, and we can give no assurance that we will achieve or sustain any positive cash flow or profitability thereafter. We anticipate that with our current income and cash positions, we will have sufficient capital to operate approximately 180 days without a significant change in income or sales of equity. Income from Pan American Relations will generate income to offset reoccurring operating expenses. Our wholly owned subsidiary GHG is in the process of raising sufficient capitol through a private placement of stock, to open the first new restaurant unit for its licensed property, the All American Burger, anticipated revenues from operations of this restaurant should produce positive cash flow within the first 12 months of operation. It is anticipated that sufficient capital in the amount of 1 Million dollars is needed and to date zero dollars have been raised. It is also anticipated that IFFG will begin to generate income by securing new client contracts, this income should offset reoccurring operational expenses. With 5ive Media Entertainment, ISMGs joint Venture with the MC Media group, we hope to will begin to generate revenue through advertising sales, content licensing and DVD sales of its original content, produced in high definition, including such shows as "The Toy show" and "Built."

We anticipate that we will need to raise additional capital. We expect to raise capital by both issuing additional debt instruments such as notes, and through the sale of stock. Additional revenues derived from our operating divisions will be used to offset cost and to pay the interest on previously issued notes. The amount of capital needed to pay the principal and interest on the outstanding debt will vary depending on the time and method of debt conversion. As of the date of this filling the outstanding interest debt is $1,076,880. Our current monthly expenses are approximately $21,000 per month, which includes salary, consulting fees and office overhead. The amount of capital we may need to raise is dependent upon many factors. For example, the need for additional capital will be greater if (i) we do not enter into agreements with customers on the terms we anticipate; (ii) our net operating deficit increases because we incur significant unanticipated expenses; or (iii) we incur additional costs to meet changed or unanticipated market, regulatory, or technical conditions. If these or other events occur, there is no assurance that we could raise additional capital on favorable terms, on a timely basis or at all. If additional capital is not raised, it could have a significant negative effect on our business operations and financial condition, possibly causing us to take immediate cost reduction or other actions, including, but not limited to, cessation of our business operations.

Our ability to execute a public or private offering or otherwise obtain funds is subject to numerous factors beyond our control, including, without limitation, a receptive securities market and appropriate governmental clearances. No assurances can be given that we will be profitable, or that any additional public or private offering will occur, that we will be successful in obtaining additional funds from any source or be successful in implementing an acceptable exit strategy on behalf of our investors. Moreover, additional funds, if obtainable at all, may not be available on terms acceptable to us when such funds are needed or may be on terms which are significantly adverse to our current shareholders. The unavailability of funds when needed would have a material adverse effect on us.

Critical Accounting Policies

Critical Accounting Policies

The Companys financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States of America ("GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in the external disclosures of the Company including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. Valuations based on estimates are reviewed by us for reasonableness and conservatism on a consistent basis throughout the Company. Primary areas where financial information of the Company is subject to the use of estimates, assumptions and the application of judgment include acquisitions, valuation of long-lived and intangible assets, and the realizability of deferred tax assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions.

Valuation Of Long-Lived And Intangible Assets

The recoverability of long lived assets requires considerable judgment and is evaluated on an annual basis or more frequently if events or circumstances indicate that the assets may be impaired. As it relates to definite life intangible assets, we apply the impairment rules as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of" as amended by SFAS No. 144, which also requires significant judgment and assumptions related to the expected future cash flows attributable to the intangible asset. Modification of any of these assumptions can have a significant impact on the estimate of fair value and, thus, the recoverability of the asset.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences.  As of December 31, 2003, we estimated the allowance on net deferred tax assets to be one hundred percent of the net deferred tax assets.

Recent Accounting Pronouncements

In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that SFAS, SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." Further, SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or described their applicability under changed conditions. This pronouncement requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," have been met. Further, lease modifications with economic effects similar to sale-leaseback transactions must be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to Statement 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 did not have a material impact on our financial statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on our financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of this Statement did not have a material effect on the financial statements of the Company.

In November 2002, FASB issued FASB Interpretation (FIN) No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on previously existing disclosure requirements for most guarantees. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantors obligations does not apply to product warranties or to guarantees accounted for as derivatives. FIN No. 45 also requires expanded disclosures regarding product warranty expense. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Statement did not have a material effect on the financial statements.

In January 2003, FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." This interpretation provides guidance on: 1) the identification of entities for which control is achieved through means other than through voting rights, known as "variable interest entities" (VIEs); and 2) which business enterprise is the primary beneficiary and when it should consolidate the VIE. This new model for consolidation applies to entities: 1) where the equity investors (if any) do not have a controlling financial interest; or 2) whose equity investment at risk is insufficient to finance that entitys activities without receiving additional subordinated financial support from other parties. In addition, this interpretation requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. This interpretation is effective for all new VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of the interpretation must be applied no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. Certain disclosures are effective immediately. The adoption of this Statement did not have an effect on the financial statements.

In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this Statement did not have an effect on the financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement did not have a material effect on the consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested members of the Board of Directors.

On March 6, 2000, the Company entered into a Credit Line Loan Agreement with Broadleaf Capital Partners, one of its shareholders. The advances accrued bear interest at 10% per annum and the unpaid principal and interest was due on December 31, 2000. In order to secure the line of credit, the Company paid an underwriting fee to the lender in the form of 1,250,000 restricted shares of common stock (see Managements Discussion and Analysis, above). At December 31, 2002, the principal balance on this Credit Line was US $694,612, and with accrued interest of $190,268, for a total owing of US $884,880. Monthly payments were are accruing at approximately $12,000 per month on this obligation. In connection with the Agreement, the Company also agreed to reconstitute its Board of Directors by allowing the Lender to nominate 3 of the 5 directors, and to allow the Lender to approve certain budgets and significant expenditures, and to receive monthly financial statements from the Company. In addition, the agreement stipulated that the Lender will provide certain accounting and senior management overview services and public company reporting oversight in exchange for one percent (1%) of the Companys gross revenues. The Company defaulted in its repayment of this line of credit.

In October 2003, the Company consummated a Settlement Agreement with Broadleaf whereby the Company made a cash payment of $125,000, issued 100,000 shares of its restricted common stock, and granted 100,000 warrants with a strike price of $1.00 per share to Broadleaf in exchange for the full forgiveness of the Companys obligation to Broadleaf. The Company realized a gain on settlement of debt totaling $869,214 relating to this transaction.

In the event of default, the Lender may terminate the Agreement, declare the outstanding balance to be due and payable, and convert the balance into common restricted shares of the Company. The new shares to be issued would be the number necessary for the Lender to have a cumulative ownership position of 53% of the then issued and outstanding shares plus all unexecuted options and warrants. The Company is in default on its credit lines that were due on December 31, 2000. The holders have not taken any legal action against the Company as permitted in the agreement, nor have they elected to nominate directors as also permitted. The Company hopes that through the development of its business plan, increased revenues from Pan American Relations and its other business entities, it will develop the funds necessary to begin paying on this line of credit.

During the years ended December 31, 2001 and 2000, the Company received cash advances totaling US $85,377 from a company whose president and CEO is Yan Skwara, President/CEO of San Diego Soccer Development Corporation. Interest on this note accrued at 10.0% per annum, and the balance was due on demand. During the year ended December 31, 2002, the Company made cash payments on this note totaling US $64,593 to satisfy its obligation to this related party in full.

Further, the Company borrowed an additional US $9,987 during the 2000 fiscal year from a company with common directors. Interest on this note accrues at 10.0%, and the balance is due on demand. At December 31, 2002, the balance on this note was US $9,987, with accrued interest of US $2,463. As of December 31, 2002, no demand for payment on this note had been made.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company's common stock was recently approved for trading on the OTCBB. Previously, it was traded on the Pink Sheets since January 2000. Our stock is currently traded under the symbol "ISME." The following table sets forth the trading history of the common stock on the Pink Sheets and the OTCBB for each quarter of the last two fiscal years and the first quarter of 2004, as reported by Yahoo Finance Historical Prices (www.finance.yahoo.com). The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Quarter Endings	Quarterly High	Quarterly Low	Quarterly Close
3/31/2000	3.50	1.046875	1.50
6/30/2000	1.875	0.25	1.00
9/29/2000	1.00	0.25	1.25
12/29/2000	0.040625	0.0625	0.09375
3/30/2001	0.296875	0.03125	0.09375
6/29/2001	0.125	0.015625	0.015625
9/28/2001	0.015625	0	0.015625
12/31/2001	0.296875	0.015625	0.046875
3/29/2002	0.234375	0.0625	0.1875
6/28/2002	0.234375	0.078125	0.171875
9/30/2002	0.20	0.02	0.05
12/31/2002	0.07	0.02	0.04
3/31/2003	0.05	0.01	0.04
6/30/2003	0.05	0.01	0.03
9/30/2003	0.11	0.01	0.08
12/31/03	0.21	0.01	0.10
3/31/04	0.10	0.03	0.04

Holders of Common Stock

As of March 30, 2004, there were approximately 880 holders of record of our common stock. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held in broker "street names" for the benefit of individual investors.

Stock Option Grants

As of March 30, 2004 the Company had no stock options outstanding but had 100,000 warrants outstanding with a strike price of $1.00 per share.

Registration Rights

ISME has granted registration rights to the selling shareholders.

Dividends

There are no restrictions in the Companys articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. The Company would not be able to pay its debts as they become due in the usual course of business; or

2. The Companys total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

ISME has not declared any dividends, and does not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities for the years ended December 31, 2003, 2002 and 2001 paid to Yan K. Skwara, our current Chief Executive Officer. No other executive officers received compensation exceeding US $100,000 during the years ended December 31, 2003 or 2002.
Summary Compensation Table

	Annual Compensation				Long Term Compensation
					Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen-sation	Restricted Stock Award(s)	Securities Underlying Options	All Other Compensation

2001	0(2)	$--	$--	1,500,000	--	--
2002	0 (3)	$--	$--	2,000,000	--	--
	2003	$133,000(4)	$--	$--	0	--	--

_______________

(1) Mr. Skwara became Chief Executive Officer effective as of December 20, 2001.

(2) Mr. Skwara received 1,500,000 restricted shares of common stock in January 2002 in lieu of $133,000 in salary accrued for 2001. No salary was paid during the period.

(3) Mr. Skwara received 2,000,000 restricted shares of common stock in January 2003 in lieu of $133,000 in salary accrued for 2002. No salary was paid during the period.

(4) Mr. Skwaras salary of $133,000 per annum has been accrued for the fiscal year ended December 31, 2003.

We do not currently contemplate compensating independent directors for their services to the Company. Directors who are also officers of the Company receive no additional compensation for serving on the Board of Directors.

Director Compensation

The following table sets forth the remuneration paid to the Companys directors during its fiscal year ended December 31, 2003. The Company does not pay directors who are also officers of the Company additional compensation for their service as directors.

	Cash Compensation			Security Grants
Name	Annual Retainer Fees	Meeting Fees	Consulting Fees/Other Fees	Number of Shares	Number of Securities Underlying Options/SARs
Yan K. Skwara	-	-	-	-	-
Shane H. Traveller(1)	-	-	-	-	-
Lonn Paul	-	-	$1,410	-	-
Christian B. Hershberger(2)	-	-	-	-	-
Brad Smith	-	-	-	50,000	-

(1) Mr. Traveller resigned from the Board of Directors on July 11, 2003.

(2) Mr. Hershberger resigned from the Board of Directors on July 28, 2003.

FINANCIAL STATEMENTS

The following financial statements are included herewith:

Consolidated Financial Statements for the periods ended March 31, 2004 and December 31, 2003 (Unaudited)

Financial Statements for the Year Ended December 31, 2003

INTERNATIONAL SPORTS AND MEDIA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004 AND December 31, 2003

INTERNATIONAL SPORTS AND MEDIA GROUP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

ASSETS

March 31, 2004	December 31, 2003

	(Unaudited)
CURRENT ASSETS

Cash	$35	$3,853
Note receivable	600

Total Current Assets	635	3,853

PROPERTY AND EQUIPMENT (Net)	2,574	4,660

OTHER ASSETS
License fees, net	112,850	118,950

Total Other Assets	112,850	118,950

TOTAL ASSETS	$116,059	$127,463

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC. AND SUBSIDIARY
Consolidated Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT
	March 31, 2004	December 31, 2003

	(Unaudited)
CURRENT LIABILITIES
Bank overdraft	$934	$-
Accounts payable	383,363	371,802
Accrued expenses	619,934	576,588
Convertible bond	500,000	500,000
Convertible promissory notes	416,488	448,488
Notes payable	156,802	71,802
Note payable - related party	3,590	-
Accrued interest payable	231,077	210,196

Total Current Liabilities	2,312,188	2,178,876

Total Liabilities	2,312,188	2,178,876

STOCKHOLDERS' DEFICIT

Preferred stock: 50,000,000 shares authorized of $0.001 par value, 40,000 and 2,500 shares issued and outstanding, respectively	40	3
Common stock: 150,000,000 shares authorized of $0.001 par value, 75,632,234 and 73,548,724 shares issued and outstanding, respectively	75,632	73,549
Additional paid-in capital	7,699,694	7,545,805
Subscriptions payable	3,000	3,000
Treasury stock, at cost	(280)	(280)
Accumulated deficit	(9,974,215)	(9,673,490)

Total Stockholders' Deficit	(2,196,129)	(2,051,413)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$116,059	$127,463

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2004	2003

REVENUES

Magazine-related revenues	$-	$3,198
Consulting Revenue	14,825	-

Total Revenues	14,825	3,198

EXPENSES
Consulting	113,900	137,060
General and administrative	93,578	87,770
Depreciation and amortization	2,086	1,960

Total Expenses	209,564	226,790

Loss From Operations	(194,739)	(223,592)

OTHER INCOME (EXPENSE)
Loss on extinguishment of debt	(75,009)	-
Interest expense	(30,977)	(221,362)

Total Other Income (Expense)	(105,986)	(221,362)

NET LOSS	$(300,725)	$(444,954)

BASIC LOSS PER SHARE	$(0.00)	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	74,878,243	$34,164,321

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(300,725)	$(444,954)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	8,186	1,960
Contributed capital for services rendered	-	-
Stock issued for services	14,000	107,500
Beneficial conversion recognized	-	163,464
Loss on extinguishment of debt	75,009	-
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable	11,561	(8,704)
Increase in unearned revenue	-	1,840
Increase in accrued expenses	64,227	38,826

Net Cash Used by Operating Activities	(127,742)	(140,068)

CASH FLOWS FROM INVESTING ACTIVITIES

Deposit on asset purchase	-	(20,000)

Net Cash Used by Investing Activities	-	(20,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Increase (decrease) in bank overdraft	934	(2,996)
Preferred stock issued for cash	37,500	-
Cash paid on note receivable - related party	(600)	-
Convertible promissory notes proceeds	-	163,464
Increase in notes payable	-	85,000
Principal payments on convertible notes payable	(2,500)	(400)
Cash received on notes payable - related party	3,590	-

Net Cash Provided by Financing Activities	123,924	160,068

NET DECREASE IN CASH	(3,818)	-

CASH AT BEGINNING OF PERIOD	3,853	-

CASH AT END OF PERIOD	$35	$-

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
Statements of Cash Flows (Continued)
(Unaudited)

	For the Three Months Ended March 31,

	2004	2003

SUPPLEMENT CASH FLOW INFORMATION
CASH PAID FOR:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH FINANCING ACTIVITIES

Common stock issued for conversion of promissory notes	$29,500	$10,000
Common stock issued for services	$14,000	$107,500
Common stock issued as deposit on asset purchase	$-	$75,000

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements
March 31, 2004 and 2003

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its December 31, 2003 Annual Report on Form 10-KSB. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

NOTE 2 - GOING CONCERN

At March 31, 2004, the Company has an accumulated deficit of $9,974,215 and has incurred a loss from operations for the three months then ended. In addition, the Company is in default on certain of its promissory notes and credit lines payable at March 31, 2004. The Company's shareholders' deficit is $2,196,129 and its current liabilities exceed its current assets by $2,311,553.

These factors create uncertainty about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations.

In order to continue as a going concern and achieve a profitable level of operations, the Company will require, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) raising additional capital through sale of common stock; (2) continuing the practice of issuing stock options as consideration for certain employee and marketing services; (3) converting promissory notes into common stock; and (4) changing the focus of the Company away from professional soccer competition toward other soccer-related markets such as equipment sales, soccer camps and marketing and consulting services for soccer organizations. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements (Continued)
March 31, 2004 and 2003

NOTE 3 - MATERIAL EVENTS

Equity Activity

During the three months ended March 31, the Company issued 200,000 shares of its common stock for services rendered at $0.05 per share and another 50,000 for services rendered at $0.08 per share. The Company also issued 2,000,177 shares of its common stock valued from $0.04 per share to $0.08 per share upon the conversion of promissory notes. Additionally, the Company issued 37,500 shares of its preferred stock for cash at $1.00 per share. Also, during the period, the Company cancelled 166,667 common shares due to the non-performance of services.

NOTE 4 - SUBSEQUENT EVENTS

Joint Venture Agreement

On April 6, 2004 the Company executed a Joint Venture Agreement with Macias/Clark Media Group ("MCMG"), whereby the Company agreed to secure investment capital for MCMG, as well as issue 500,000 shares of common stock to MCMG. The Joint Venture will utilize MCMG's "High Definition Media Entertainment" technology, and all future net profits generated by the Joint Venture (which will be called "5ive Media Entertainment") will be divided equally between the Company and MCMG.

Common Stock Activity

Subsequent to March 31, 2004, the Company issued 880,000 shares of common stock as payment for services rendered, and an additional 333,334 shares upon conversion of promissory notes.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER

DEVELOPMENT CORPORATION)

FINANCIAL STATEMENTS

December 31, 2003

C O N T E N T S

Independent Auditors Report 3

Balance Sheet 4

Statements of Operations 6

Statements of Stockholders Equity (Deficit) 7

Statements of Cash Flows 9

Notes to the Financial Statements 11

INDEPENDENT AUDITORS REPORT

To the Board of Directors

International Sports and Media Group, Inc.

(Formerly San Diego Soccer Development Corporation)

San Diego, California

We have audited the accompanying balance sheet of International Sports and Media Group, Inc. (formerly San Diego Soccer Development Corporation) as of December 31, 2003, and the related statements of operations, stockholders equity (deficit) and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Sports and Media Group, Inc. (formerly San Diego Soccer Development Corporation) as of December 31, 2003 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has incurred significant losses which have resulted in an accumulated deficit, raising substantial doubt about its ability to continue as a going concern. Managements plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ Associates & Consultants, LLP

Salt Lake City, Utah

March 25, 2004

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Balance Sheet

ASSETS

December 31,

2003

CURRENT ASSETS

Cash                                                                                                 $ 3,853

Total Current Assets                                                                             3,853

PROPERTY AND EQUIPMENT (Net) (Note 2)                                 4,660

OTHER ASSETS

License fees, net (Note 10)                                                                 118,950

Total Other Assets                                                                              118,950

TOTAL ASSETS                                                                             $ 127,463

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Balance Sheet

LIABILITIES AND STOCKHOLDERS DEFICIT

                                                                                                December 31,

                                                                                                2003

CURRENT LIABILITIES

Accounts payable                                                                     $ 371,802

Accrued expenses (Note 6)                                                         576,588

Convertible bond (Note 10)                                                         500,000

Convertible promissory notes (Note 5)                                         448,488

Notes payable (Note 4)                                                                 71,802

Accrued interest payable                                                             210,196

Total Current Liabilities                                                             2,178,876

Total Liabilities                                                                         2,178,876

STOCKHOLDERSDEFICIT

Preferred stock: 50,000,000 shares authorized of $0.001

par value, 2,500 shares issued and outstanding                                         3

Common stock: 150,000,000 shares authorized of $0.001

par value, 73,548,724 shares issued and outstanding                     73,549

Additional paid-in capital                                                         7,545,805

Subscriptions payable                                                                     3,000

Treasury stock, at cost                                                                     (280)

Accumulated deficit                                                                 (9,673,490)

Total Stockholders Deficit                                                      (2,051,413)

TOTAL LIABILITIES AND STOCKHOLDERS DEFICIT    $ 127,463

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Statements of Operations

For the

                                                                                                                                Years Ended

                                                                                                                                December 31,

                                                                                                                            2003                2002

REVENUES

Consulting revenue                                                                                         $ 10,000        $         -

Magazine-related revenues                                                                                  4,308             5,613

Total Revenues                                                                                                   14,308              5,613

EXPENSES

Payroll and payroll taxes                                                                                  52,166             191,110

General and administrative                                                                             333,268             228,830

Consulting                                                                                                         878,586             801,772

Depreciation and amortization                                                                         11,393                 5,480

Total Expenses                                                                                                1,275,413         1,227,192

Loss From Operations                                                                                   (1,261,105)   (1,221,579)

OTHER INCOME (EXPENSE)

Gain on settlement of debt (Note 3)                                                                 869,213             32,310

Gain on sale of magazine                                                                        57,691                        -

Interest expense                                                                                                (684,266)         (409,853)

Total Other Income (Expense)                                                                           242,638          (377,543)

NET LOSS                                                                                                 $ (1,018,467) $ (1,599,122)

BASIC LOSS PER SHARE                                                                                $ (0.02)           $ (0.09)

WEIGHTED AVERAGE NUMBER

OF SHARES OUTSTANDING                                                                      52,541,939    17,631,619

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Statements of Stockholders Equity (Deficit)

Additional

                                                Preferred Stock                 Common Stock         Paid-In     Subscriptions Treasury     Accumulated

                                               Shares   Amount              Shares     Amount     Capital         Payable         Stock         Deficit

Balance, December 31, 2001             -         $ -                 9,828,154   $ 9,828     $ 5,052,267     $ -             $ (105)   $ (7,055,901)

Common stock issued for cash                                         6,180,500     6,181           303,402         -                 -         -

Common stock issued in

conversion of promissory notes     -            -                       452,000         452              9,548         -                 -         -

Common stock issued for services

rendered                                     -              -                15,042,000     15,042          737,058         -                 -         -

Common stock issued on exercise

of options                                                                          32,500             32          1,593         -               -            -

Expense realized on stock options

granted -                                                                                                               1,335         -                -            -

Treasury stock purchased             -                  -                             -             -             -               -             (175)        -

Beneficial conversion on

convertible notes                         -                    -                           -            -           169,000        -                -            -

Net loss for the year ended

December 31, 2002                -                      -                             -              -                                                      (1,599,122)

Balance, December 31, 2002    -                    $ -              31,535,154      $31,535      $6,274,203       -   $(280)          (8,655,023)

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Statements of Stockholders Equity (Deficit) (Continued)

Additional

                                                 Preferred Stock         Common Stock               Paid-In     Subscription     Treasury     Accumulated

                                              Shares         Amount     Shares         Amount     Capital         Payable            Stock     Deficit

Balance, December 31, 2002                -         $ -        31,535,157     $ 31,535     $ 6,274,203     $ -            $ (280)     $ (8,655,023)

Preferred stock issued for cash     2,500             3                     -                 -               2,497     -                         -             -

Common stock issued for cash             -           -         1,875,000         1,875              35,625      -                        -             -

Common stock issued in

conversion of promissory notes             -             -     22,481,721         22,481             251,355     -                       -           -

Common stock issued for services

rendered                                             -         -         20,194,049     20,195                 449,185     -                     -             -

Common stock issued for licensing

fees                                                     -         -         1,500,000     1,500                     73,500     -                     -             -

Common stock issued in

settlement of debt                                 -             -     100,000             100                     1,900    -                     -             -

Cash received on stock

subscription payable                             -             -                 -                 -                         -     3,000             -             -

Beneficial conversion on feature

convertible notes                                 -                -                 -                 -                 444,652     -                 -             -

Expense recognized on warrants

granted                                             -                 -                 -                 -                     8,751     -                 -             -

Common shares cancelled                     -                -    (4,137,200)         (4,137)                 4,137     -                 -             -

Net loss for the year ended

December 31, 2003                              -                -                -                    -                                -                -    (1,018,467)

Balance, December 31, 2003             2,500         $  3    73,,548,724       $ 73,549           $ 7,545,805  $ 3,000  $ (280) $ (9,673,490)

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Statements of Cash Flows

For the Years Ended

December 31,

                                                                                                                 2003        2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                                                                     $ (1,018,467) $ (1,599,122)

Adjustments to reconcile net loss to net

cash used by operating activities:

Depreciation and amortization                                                 9,892                         5,480

Stock issued for services                                                     471,380                       752,100

Gain on settlement of debt                                                 (869,214)                               -

Gain on sale of magazine                                                     (57,691)                                -

 Expense recognized on stock options granted                     8,751                         1,325

Stock issued in conversion of options and warrants                 -                             1,625

Beneficial conversion recognized                                         444,652                       169,000

Changes in operating assets and liabilities:

Increase in accounts payable                                                 64,488                         61,796

Increase (decrease) in unearned revenue                             17,433                         20,518

Increase in accrued expenses                                                 260,255                     176,142

Net Cash Used by Operating Activities                               (668,521)                 (411,136)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for licensing fees                                         (47,000)                                -

Net Cash Used by Investing Activities                                   (47,000)                                -

CASH FLOWS FROM FINANCING ACTIVITIES

Preferred stock issued for cash                                                     2,500                                  -

Increase in subscription payable                                                 3,000                                   -

Common stock issued for cash                                                   37,500                       309,583

Convertible promissory notes proceeds                                  853,953                      169,000

Cash payments on debt                                                           (174,382)                      (70,543)

Change in bank overdraft                                                          (3,197)                            3,197

Purchase of treasury stock                                                             -                                 (175)

Net Cash Provided by Financing Activities                          719,374                          411,062

NET INCREASE (DECREASE) IN CASH                                   3,853                             (74)

CASH AT BEGINNING OF PERIOD                                             -                                     74

CASH AT END OF PERIOD                                                     $ 3,853                          $ -

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Statements of Cash Flows (Continued)

                                                                                                               For the Years Ended December 31

                                                                                                                 2003                2002

SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

Interest                                                                                                     $ 1,509              $ -

 Income taxes                                                                                            $        -              $-

NON-CASH INVESTING FINANCING ACTIVITIES

Common stock issued for conversion of promissory

notes                                                                                                        $ 273,836           $ 10,000

Common stock issued for services rendered                                    $ 471,380            $ 752,100

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Organization

International Sports and Media Group, Inc. (formerly San Diego Soccer Development Corporation), ("the Company") was incorporated on December 12, 1995, under the laws of the state of Nevada under the name Roller Coaster, Inc. The Company engaged in no operations prior to February 10, 2000.

On February 10, 2000, the Company issued 5,284,369 shares of its previously un-issued common stock to the shareholders of San Diego Soccer Development Corporation, a California company (SDSDC) in exchange for all of the issued and outstanding shares of SDSDC. Immediately following the acquisition of SDSDC, the Company changed its name to San Diego Soccer Development Corporation.

At the time of acquisition of SDSDC, the Company was completely inactive, with no operations, assets, or liabilities. Additionally, the exchange of the Company's common stock for the common stock of SDSDC resulted in the former shareholders of SDSDC obtaining control of the Company. Accordingly, SDSDC was treated as the continuing entity for accounting purposes, and the Company being the continuing entity for legal purposes. The transaction was accounted for as a recapitalization of SDSDC, with no adjustment to the basis of SDSDC's assets acquired or liabilities assumed

SDSDC was incorporated on August 22, 1997 in the state of California, and was engaged for a time in the management and marketing of professional soccer teams, as well as the publication of a soccer magazine. The majority of the Company's revenues have been generated from corporate sponsorships, ticket sales, and advertising.

On December 19, 2003, shareholders of the Company elected to change the Companys corporate name to International Sports and Media Group, Inc., to adequately reflect the Companys current business model.

b. Accounting Methods

The Companys financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

c. Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

For the Year Ended

December 31,

                                                                                                  2003                  2002

Loss (numerator)                                                             $ (1,018,467)      $ (1,599,122)

Shares (denominator)                                                         52,541,939          17,631,619

Per share amount                                                            $ (0.02)                       $ (0.09)

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c. Basic Loss Per Share (Continued)

The Companys outstanding stock options have been excluded from the basic net loss per share calculation as they are anti dilutive. The Company has excluded 1,287,800 common stock equivalents.

d. Property and Equipment

Property and equipment is recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Depreciation is computed using the straight-line method over the estimated useful life of the assets.

e. Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2003 and 2002:

                                                                                             2003                        2002

Deferred tax assets

NOL Carryover                                                         $ 1,998,400                 $ 2,257,300

Deferred tax liabilities:

NOL                                                                                 (80,958)                         -

Valuation allowance                                                 (1,917,442)                 (2,257,300)

Net deferred tax asset                                             $ -                                     $             -

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2003 and 2002 due to the following:

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

e. Income Taxes (Continued)

                                                                                                                 2003                   2002

Book loss                                                                                         $ (369,825)         $ (159,561)

Penalties & Interest                                                                             10,565                     -

Accrued Expenses                                                                                 (10,335)                -

Depreciation                                                                                           (22,020)                 -

Other                                                                                                             570                 (302)

Stock for Services/Options Expense                                                 358,425                 51,870

Valuation allowance                                                                                 32,620              107,993

                                                                                                                        $ -                         $ -

At December 31, 2003, the Company had net operating loss carry forwards of approximately $5,100,000 which may be offset against future taxable income from the year 2003 through 2023. No tax benefit has been reported in the December 31, 2003 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

f. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g. Advertising and Promotion

The Company follows the policy of charging the costs of advertising and promotion to expense as incurred. Advertising and promotion expense for the years ended December 31, 2003 and 2002 totaled $33,386 and $16,682, respectively.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h. Revenue and Expense Recognition

Revenue from magazine subscriptions and advertising contracts is recognized at the time the Companys corresponding magazine issues are published. Accordingly, advance subscriptions and advertising sales for future periods have been recorded as deferred revenues and recognized on a pro-rata basis during the applicable subscription or advertising term. Administrative, general, advertising and promotional expenses are charged to operations as incurred. The Company sold all magazine related assets, liabilities and operations during the 2003 fiscal year (See Note 11). Therefore, unearned revenue at December 31, 2003 totaled $-0-.

i. Stock Options

The Company has granted options to purchase common stock to various parties as consideration for various services rendered to the Company. Under the Statement of Financial Accounting Standards No. 123, as amended by SFAS No. 148 Accounting for Stock-Based Compensation ("SFAS 123"), the Company is recognizing the compensation cost using the estimated fair value method. Under the fair value method, total compensation cost is the estimated fair value of the stock options at the grant date, less any amount paid by the employee for the stock options.

j. Recent Accounting Pronouncements

During the year ended December 31, 2003, the Company adopted the following accounting pronouncements which had no impact on the financial statements or results of operations:

SFAS No. 143, Accounting for Asset Retirement Obligations;

SFAS No.145, Recision of FASB Statements 4, 44, and 64, amendment of Statement 13, and Technical Corrections;

SFAS No. 146, Accounting for Exit or Disposal Activities;

SFAS No. 147, Acquisitions of certain Financial Institutions; and

SFAS No. 148, Accounting for Stock Based Compensation.

SFAS No.149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities;

SFAS No.150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In addition, during the year ended December 31, 2003, FASB Interpretations No. 45 and No. 46, along with various Emerging Issues Task Force Consensuses (EITF) were issued and adopted by the Company and had no impact on its financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

December 31,

                                                                                                                        2003

Soccer equipment                                                                                     $ 6,000

Promotional equipment                                                                              9,685

Computers and software                                                                          19,216

34,901

Accumulated depreciation                                                                     (30,241)

Net property and equipment                                                                     $ 4,660

During the years ended December 31, 2003 and 2002, the Company recorded depreciation expense of $8,342 and $5,480, respectively.

NOTE 3 - RELATED PARTY TRANSACTIONS

a. Credit Lines Payable

The Company entered into a Credit Line Loan Agreement with Broadleaf Capital Partners, Inc. ("Broadleaf"), a significant shareholder, effective March 6, 2000. The Agreement provides the Company with a line of credit for approved expenditures. The advances bear interest at 10% per annum and the unpaid principal and interest was originally due on December 31, 2000. In addition, in order to secure the line of credit, the Company paid an underwriting fee to the lender in the form of 1,250,000 restricted shares of common stock valued at $1,250,000. At October 2003, the principal balance on this Credit Line was $694,612, and with accrued interest, totaled $942,764.

In October 2003, the Company consummated a Settlement Agreement with Broadleaf whereby the company made a cash payment of $125,000, issued 100,000 shares of its restricted common stock, and granted 100,000 warrants with a strike price of $1.00 per share to Broadleaf in exchange for the full forgiveness of the Companys obligation to Broadleaf. The Company realized a gain on settlement of debt totaling $869,214 relating to this transaction.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 3 - RELATED PARTY TRANSACTIONS (Continued)

b. Loans from Related Parties

The Company borrowed $9,987 during the 2000 fiscal year from a wholly-owned subsidiary of Broadleaf. This amount, plus all related accrued interest, was forgiven as a part of the Settlement Agreement with Broadleaf discussed in the proceeding paragraph.

NOTE 4 - NOTES PAYABLE

Notes payable consist of the following:

December 31,

2003

Note payable to an unaffiliated company, interest

at 10% per annum, principal and interest due

December 31, 2000, unsecured.                                                                     $ 42,500

Note payable to an unaffiliated company, interest at

11% per annum, principal and interest due on

December 31, 2000, unsecured.                                                                         29,302

Total Notes Payable                                                                                          71,802

Less: Current Portion                                                                                        (71,802)

Long-Term Notes Payable                                                                               $ -

The aggregate principal maturities of notes payable are as follows:

Year Ended

December 31, Amount

2003                                                                                                                     $ 71,802

At December 31, 2003, the Company was in default on its two notes payable. The note holders have not taken any legal action against the Company as permitted by the agreements. Accrued interest on these notes totaled $23,950 as of December 31, 2003.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 5 - CONVERTIBLE PROMISSORY NOTES

Convertible Promissory notes consist of the following:

                                                                                                                                     December 31,

                                                                                                                                        2003

Notes payable to various unrelated parties, bearing

interest at 20% per annum, principal and interest due

September 30, 2001, convertible into common stock

at $1.00 per share at the option of the holder, currently in

default                                                                                                                     $ 27,500

Notes payable to various unrelated parties, bearing

interest at 10% per annum, principal and interest due

on July 31, 2001, convertible into common stock at

$1.00 per share at the option of the holder, currently in

default                                                                                                                         40,000

Notes payable to various unrelated parties, bearing

interest at 8% per annum, principal and interest due

on July 1, 2000, convertible into common stock at

$1.00 per share at the option of the holder, currently in

default                                                                                                                         29,900

Notes payable to various unrelated parties, bearing

interest at 8% per annum, principal and interest due

on December 31, 1999, convertible into common stock

at $1.00 per share at the option of the holder, currently in

default                                                                                                                    117,600

Notes payable to various unrelated parties, bearing

interest at 8% per annum, principal and interest due

on 12/31/2000, convertible into common stock at

$1.00 per share at the option of the holder, currently in

default                                                                                                                     10,250

Notes payable to various unrelated parties, bearing

interest at 10% per annum, principal and interest due

on various dates (all six month terms), convertible into

common stock at 50% of market price on date of

conversion, at the option of the holder. The last of these

notes matures on February 20, 2004.                                                                 223,238

Total Convertible Promissory Notes                                                                 448,488

Less: Current Portion                                                                                         (448,488)

Long-Term Convertible Promissory Notes                                                      $             -

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 5 - CONVERTIBLE PROMISSORY NOTES (Continued)

During the years ended December 31, 2003 and 2002, the Company borrowed $349,651 and $169,000, respectively, under the terms of its convertible promissory notes, and made cash payments on the notes totaling $35,728 and $5,950, respectively. Certain notes were converted into common stock as well, with $271,836 in outstanding notes being converted into 21,331,721 shares of common stock during 2003, and $10,000 in outstanding notes being converted into 452,000 shares in 2002. An additional $40,000 was forgiven in relation to the Settlement Agreement in Note 3. These notes accrued interest totaling $58,331 in 2003 and $32,196 in 2002.

The most recent subset of the convertible promissory notes discussed above was issued during the year ended December 31, 2002 to various unrelated parties. As a stipulation of this set of notes, the principal balances of the notes are convertible into common stock at a rate of 50% of the prevailing market price of the stock on the date of conversion. This beneficial conversion feature yielded a discount on the debt totaling $344,652 in 2003, which was fully amortized at December 31, 2003, because the notes are convertible immediately.

NOTE 6 - ACCRUED EXPENSES

As of December 31, 2003, accrued expenses consisted of the following:

Accrued franchise fees                                                                                     $ 12,500

Accrued consulting fees                                                                                         3,115

Accrued payroll                                                                                                     193,593

Accrued payroll tax                                                                                               277,945

Accrued penalties and interest                                                                             74,435

Other accrued expenses                                                                                         15,000

                                                                                                                                $ 576,588

NOTE 7 - STOCKHOLDERS EQUITY (DEFICIT)

a. Common Stock

During 2002, the Company issued 6,180,500 shares of its common stock for cash at $0.05 per share, 15,042,000 shares for services at $0.05 per share, an additional 452,000 shares in conversion of $10,000 in promissory notes, and 32,500 upon exercise of stock options. At December 31, 2002, the Company had 31,535,154 shares of common stock issued and outstanding.

During 2003, the Company issued 1,875,000 shares of common stock for cash at $0.02 per share, 22,481,721 shares in conversion of $271,836 in convertible promissory notes, 20,194,049 shares as consideration for services rendered, 1,500,000 shares for prepaid licensing fees, and 100,000 in settlement of debt.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 7 - STOCKHOLDERS EQUITY (DEFICIT) (Continued)

Preferred Stock

During fiscal year 2003, the Companys Board of Directors created and authorized the issuance of up to 1,000,000 shares of Series B preferred stock, at $0.001 par value. The Board further resolved to create the preferred stock such that in the event of liquidation, the Series B Holders would be entitled to convert their respective shares, at any time, into three shares of the Companys common stock. In addition, the holders of the Series B preferred stock are entitled to receive non-cumulative dividends in preference to any dividend on the common stock at the rate of 6% per annum.

c. Stock Options and Warrants

The Company had the following common stock option and warrant transactions during the year ended December 31, 2003:

                                                                        Weighted                                             Contractual

                                                                        Average                                                 Life of

                                                                        Exercise                                                 Options

Shares                                                             Price                                                     Outstanding

Options outstanding at

January 1, 2003                                         1,287,800                  $ 0.18                     2.16 years

Warrants granted                                     100,000                     $ 1.00                     1.83 years

Options exercised                                                 $                         -                                 -

Options cancelled or expired             (1,287,800)                         -                                 -

Warrants outstanding at

December 31, 2003                                 100,000                       $ 1.00                    1.83 years

Exercisable at end of year                     100,000

During the 2003 fiscal year, the Company cancelled 445,000 outstanding stock options and issued 44,500 shares of restricted common stock as consideration to the option holders. The remaining 843,800 stock options, which had been issued to various consultants, were cancelled for non-performance. In addition, the Company granted 100,000 warrants to Broadleaf as partial consideration for the forgiveness of the Companys payables to Broadleaf. These warrants have a two-year term, and are exercisable at $1.00 per share.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 8 - GOING CONCERN

As reported in the financial statements, the Company has an accumulated deficit of approximately $9,670,000 at December 31, 2003 and has incurred a significant loss from operations for the year then ended. In addition, the Company was in default on certain of its promissory notes on December 31, 2003. The Companys shareholders deficit was approximately $2,050,000 and its current liabilities exceeded its current assets by approximately $2,175,000.

These factors create uncertainty about the Companys ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations.

In order to continue as a going concern and achieve a profitable level of operations, the Company will require, among other things, additional capital resources. Managements plans to obtain such resources for the Company include (1) raising additional capital through the sale of common stock; (2) continuing the practice of issuing common stock as consideration for certain employee and marketing services; (3) converting promissory notes into common stock; and (4) eliminating its high-overhead magazine operations, and shifting the Companys focus toward low-overhead consulting and sports management services. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 9- COMMITMENTS AND CONTINGENCIES

During 2001, the Company entered into an office lease in San Diego, California, which is renewable on a "month to month" basis. The Company has no long-term obligation relating to its office lease.

NOTE 10- SIGNIFICANT EVENTS

International Football Finance Group

On September 25, 2003, the Company consummated the creation of a new, wholly-owned subsidiary, called International Football Finance Group ("IFFG"). IFFG is a California corporation, created for the purpose of engaging in any lawful business activity. IFFG is authorized to issue 1,000,000 shares of common stock. As of December 31, 2003, IFFG had zero assets and zero liabilities.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 10- SIGNIFICANT EVENTS (Continued)

Pan American Relations, Inc.

On October 30, 2003, the Company consummated the creation of a new, wholly-owned subsidiary, called Pan American Relations, Inc. ("PanAm"). PanAm is a California corporation, created for the purpose providing financial and investor relations services for emerging companies. PanAm is authorized to issue 1,000,000 shares of common stock. As of December 31, 2003, PanAm had zero assets and zero liabilities.

Marketing Agreement

On September 17, 2003, the Company consummated a Marketing Agreement with Academia de Futbol Tahuichi ("Tahuichi") whereby the Company agreed to help Tahuichi obtain advertising revenues, assist Tahuichi in raising capital, and assist Tahuichi in selling the contracts of certain Academy soccer players. In exchange for these services, the Company is entitled to 25% of the revenues generated on behalf of Tahuichi. The term of the contract is one year.

Convertible Debenture

In October 2003, the Company completed a Confidential Private Placement Memorandum, whereby the Company raised $500,000 in cash from an unrelated investor in the form of a convertible bond. Per the terms of the Bond Agreement, the debt instrument is convertible into common stock at $0.10 per share, and vests immediately. The bond accrues interest at 5.0% per annum. The Company recognized interest expense totalling $100,000 relating to the beneficial conversion feature of this convertible debt instrument.

Sale of Magazine

On October 27, 2003 the Company entered into an agreement with Live Wire Sports Group, ("Live Wire") to transfer ownership of the Companys 90:00 Minutes Magazine to Live Wire in exchange for the cancellation of the Companys $19,740 debt payable to Live Wire, and Live Wires assumption of the related advertising and subscription obligations, totalling $37,951. The Company realized a gain on this sales transaction in the amount of $57,691.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 10- SIGNIFICANT EVENTS (Continued)

Marketing and Consulting Agreement

In November 2003, the Company entered into a Marketing Services Consultant Agreement with Latin American Futbol Organization ("LAFC"). According to the terms of the Agreement, the Company is to pay $184,000 in cash to LAFC as advance payment for various financial, accounting, and reporting services, as well as business development consulting focused on South American operations. In exchange, LAFC transfers possession of its 500,000 shares ("the shares") of the Companys common stock to the Company, to be held by the Company to secure the performance of LAFCs contractual obligations. The shares will be released back to LAFC on a quarterly basis, at the rate of 125,000 per quarter, provided the Company is satisfied with LAFCs performance. The Company made the contracted cash payment of $184,000 in November 2003. The contract will expire on the earlier of a) the one-year anniversary of the signing of the agreement, or b) on the date which either party terminates the agreement with thirty days prior written notice.

NOTE 11- LICENSE FEES

On February 7, 2003, the Company entered into an Asset Purchase Agreement ("The Agreement") with Latin American Futbol Corporation ("LAFC"), whereby the Company agreed to purchase 51% of the assets of Golo Lotto (a wholly-owned subsidiary of LAFC), an online internet gaming website that allows wagering on various sporting events around the world. The purchase price for the assets was contracted to be $47,000 in cash, plus 1,500,000 shares of the Companys common stock. In addition, LAFC is entitled to 50% of the future net revenues generated by the Golo Lotto website. The Company satisfied its payment obligations for the Agreement in October, 2003.

In November 2003, the Company signed an Exclusive License and Marketing Services Agreement ("the Agreement") with Latin American Futbol Corporation ("LAFC") through which the parties nullified and terminated their previously consummated Asset Purchase Agreement, and LAFC granted to the Company the exclusive right and license to perform marketing services in relation to Golo Lotto, a wholly-owned subsidiary of LAFC. In addition, the Company becomes entitled to fifty percent of the monthly net revenues generated from the Golo Lotto operations. Under the terms of the Agreement, the consideration paid by the Company to obtain the exclusive license was agreed to be those payments of cash and stock previously made by the Company under the Asset Purchase Agreement. The Agreement is to remain in effect until such time that either party provides the other with ninety days prior written notice. The Agreement is terminable only for cause. All consideration was received and the Agreement became effective in November 2003. The Company will amortize the license fees on a straight-line basis over five years. As of December 31, 2003, the Company had recognized amortization expense of $3,050 relating to these prepaid license fees.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

Notes to the Financial Statements

December 31, 2003 and 2002

NOTE 12 - SUBSEQUENT EVENTS

Global Hospitality Group, Inc.

On January 20, 2004, the Company consummated the creation of a new, wholly-owned subsidiary, called Global Hospitality Group, Inc. ("GHG"). GHG is a Nevada corporation, created for the purpose of developing business relationships in the food and beverage industry. GHG is authorized to issue 50,000,000 shares of common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ISME has had no changes in or disagreements with the accountants.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Companys officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors liability; however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with ISME or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

The Companys bylaws provide that ISME will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that ISME may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that International Sports and Media Group shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in International Sports and Media Group sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

The Companys bylaws provide that ISME will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of ISME as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The Companys bylaws provide that no advance shall be made by it to an officer of ISME, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of International Sports and Media Group.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:
Securities and Exchange Commission registration fee	$250.00
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$0.00
Accounting fees and expenses	$2,000
Legal fees and expenses	$5,000
Blue Sky fees and expenses	$0.00
Miscellaneous	$1,000
Total	$8,250

ISME is paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

Between February 1, 2002 and September 12, 2002, ISME sold 5,560,000 shares of common stock for proceeds of $278,000. The sales were made pursuant to Rule 505 of Regulation D of the Securities Act of 1933. Between October 28, 2002, and January 28, 2004, ISME sold convertible note in the amount of $ 522,696, which notes were converted to common stock and which stock is being registered hereunder. The convertible notes were sold pursuant to Rule 505 of Regulation D of the Securities Act of 1933.

During the 2003 fiscal year, the Company cancelled 445,000 outstanding stock options and issued 44,500 shares of restricted common stock as consideration to the option holders. The remaining 843,800 stock options, which had been issued to various consultants, were cancelled for non-performance. In addition, the Company granted 100,000 warrants to Broadleaf as partial consideration for the forgiveness of the Companys payables to Broadleaf. These warrants have a two-year term, and are exercisable at $1.00 per share.

From December 19, 2003 to April 208, 2004, we raised an aggregate of US $854,500 through the sale of 854,500 shares of our Series B Preferred Stock to five separate, accredited investors between December 19, 2003 and April 1528, 2004. The Series B Preferred Stock was sold pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. The Series B Preferred Stock is convertible into shares of the Company's common stock at any time after issuance for a conversion price equal to ten shares of common stock for each shares of Series B Preferred Stock converted.

Between April 14, 2004 and July 2, 2004, the Company borrowed $46,000, under it terms of its promissory notes.

ITEM 27. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION	LOCATION
3.1	Articles of Incorporation	Incorporated by Reference to Form 10-KSB filed May 27, 2003
3.2	By-Laws and Amended By-Laws	Incorporated by Reference to Form 10-KSB filed May 27, 2003
3.3	Articles of Incorporation of SDSDC	Incorporated by Reference Form 10-SB filed October 29, 1999
3.4	Bylaws of SDSDC	Incorporated by Reference to Form 10-SB filed October 29, 1999
4.1	Certificate of Designations for Series A Preferred Stock	Incorporated by Reference to Form 10-QSB filed November 19, 2003
4.2	Certificate of Designations for Series B Preferred Stock, as amended	Incorporated by Reference to Form 10-KSB filed April 13, 2004
4.3	Form of Common Stock Certificate	Incorporated by Reference to Form 10-SB/A filed October 22, 1999
5.1	Legal Opinion	Included
10.1	Consulting Agreement with Creative Focus Productions dated September 30, 2003	Incorporated by Reference to Form 8-K filed October 28, 2003
10.2	Rollercoaster, Inc. Merger Agreement	Incorporated by Reference to Form 10-KSB filed May 27, 2003
10.3	Prestige Periodical Distributors Distribution Agreement	Incorporated by Reference to Form 10-KSB filed May 27, 2003
10.4	Credit Line Loan Agreement with Broadleaf Capital Partners	Incorporated by Reference to Form 10-KSB filed May 27, 2003
10.5	First Amendment to Credit Line Loan Agreement	Incorporated by Reference to Form 10-KSB filed May 27, 2003
10.6	Agreement between LiveWire Sports Group, Inc. and Registrant dated October 26, 2003	Incorporated by Reference to Form 8-K filed October 28, 2003
10.7	Golo Lotto Asset Purchase Agreement	Incorporated by Reference to Form 10-QSB/A dated August 4, 2003
10.8	First Amendment to Golo Lotto Asset Purchase Agreement	Incorporated by Reference to Form 10-QSB/A filed August 4, 2003
10.9	Latin America Futbol Corporation Marketing Services Consulting Agreement	Incorporated by Reference to Form 10-QSB filed November 19, 2003
10.10	Golo Lotto Marketing and Licensing Agreement	Incorporated by reference to Form 10-QSB filed November 19, 2003
10.11	Marketing Agreement with Academia de Futbol Tahuichi	Incorporated by reference to Form 10-QSB filed November 19, 2003
10.12	Exclusive Licensing Agreement between Registrant and Haig International, Inc.	Incorporated by Reference to Form 10-KSB filed April 13, 2004
10.13	Agreement between Registrant and 24th June Public Relations, Inc.	Incorporated by Reference to Form 10-KSB filed April 13, 2004
10.14	Consulting Agreement with Goldtech Mining Corporation	Incorporated by Reference to Form 10-KSB filed April 13, 2004
10.15	JV Agreement with Macias/Clark Media Group	Included
21	List of Subsidiaries	Incorporated by Reference to Form 10-KSB filed April 13, 2004
23.1(i)	Consent of Counsel	Included in Ex. 5
23.1(ii)	Consent of Accountant	Included

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any Prospectus required by Section l0 (a) (3) of the Securities Act of l933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on May 31, 2002

International Sports and Media Group, Inc

----------------------------------------

(Registrant)

By: _______________________ Date: ________________________

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

______________________________ Date:__________________________________

Yan Skwara, President, CFO,